Exhibit 2.1	Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

DTE MERGER CORP.

as Merger Corp,

and

NATIONAL INVESTMENT MANAGERS INC.

as the Company

Dated March 7, 2011

Table of Contents

ARTICLE 1. DEFINITIONS AND USAGE		1
1.1	Definitions	1
1.2	Usage	13

ARTICLE 2. MERGER; CERTAIN RELATED MATTERS		14
2.1	The Merger	14
2.2	Merger Consideration	14
2.3	Closing	14
2.4	Effective Time	14
2.5	Effects of the Merger	15
2.6	Articles of Incorporation	15
2.7	Bylaws	15
2.8	Officers and Directors	15
2.9	Effect on Company Stock	15
2.10	Company Stock Options and Other Equity-based Awards	16
2.11	Dissenting Shares; Appraisal Rights	16
2.12	Certain Adjustments Prohibited	17
2.13	Net Working Capital Adjustment	17

ARTICLE 3. EXCHANGE OF SHARES		18
3.1	Closing Disbursements and Exchange Fund	18
3.2	Exchange Procedures	18
3.3	Termination of Exchange Fund	19
3.4	No liability	19
3.5	Investment of Merger Consideration	19
3.6	Withholding Rights	19
3.7	Further Assurances	20
3.8	Stock Transfer Books	20

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		20
4.1	Organization and Good Standing	20
4.2	Enforceability and Authority; No Conflict	21
4.3	Capitalization of Company and Subsidiaries	22
4.4	Financial Statements	24
4.5	SEC Filings and the Sarbanes-Oxley Act	25
4.6	Books and Records	26
4.7	Real and Personal Property	26
4.8	Taxes	27
4.9	Employee Benefits	30
4.10	Compliance With Legal Requirements; Governmental Authorizations	33
4.11	Legal Proceedings; Orders	34
4.12	Ordinary Course of Business; No Material Adverse Effect	34
4.13	Contracts	35
4.14	Insurance	36
4.15	Environmental Matters	37

4.16	Employment Matters	38
4.17	Labor Disputes; Compliance	39
4.18	Intellectual Property Assets	40
4.19	Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws	44
4.20	Interested Party Transactions	44
4.21	Brokers or Finders	44
4.22	Opinion of Financial Advisor	44

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF MERGER CORP		44
5.1	Organization and Good Standing	44
5.2	Enforceability and Authority; No Conflict	45
5.3	Certain Proceedings	45
5.4	Sufficient Finances	45
5.5	Brokers or Finders	46
5.6	Information Supplied	46

ARTICLE 6. COVENANTS OF THE COMPANY PRIOR TO CLOSING DATE		46
6.1	Operation of the Businesses of the Acquired Companies	46
6.2	Filings and Notifications; Cooperation	50
6.3	Notice	50
6.4	Return or Destruction of Offering Materials	51
6.5	Use of Closing Date Cash	51
6.6	Dissolution of Inactive Subsidiaries	51
6.7	Other Releases	51
6.8	Seller Notes	51
6.9	Executive Agreements	52
6.10	Net Working Capital	52
6.11	Settlement Agreement	52

ARTICLE 7. COVENANTS OF MERGER CORP PRIOR TO CLOSING DATE		52
7.1	Filings and Notifications; Cooperation	52
7.2	Notice	52
7.3	Enforcement of Commitment letters	53

ARTICLE 8. ADDITIONAL AGREEMENTS		53
8.1	Acquisition Proposals	53
8.2	Preparation of Proxy Statement; Shareholders’ Approval	56
8.3	Access to Information; Confidentiality	56
8.4	Transfer Taxes	56
8.5	Director Resignations	56
8.6	Directors’ and Officers’ Indemnification and Insurance	57
8.7	Employee Benefits	58
8.8	Section 16 Matters	59

-ii-

ARTICLE 9. CONDITIONS TO THE MERGER		59
9.1	Conditions to the Obligations of Each Party to Effect the Merger	59
9.2	Additional Conditions to the Obligations of Merger Corp	59
9.3	Additional Conditions to the Obligations of the Company	61

ARTICLE 10. TERMINATION		61
10.1	Termination	61
10.2	Effect of Termination; Termination Fees	63
10.3	Enforcement of Agreement	64

ARTICLE 11. SURVIVAL		65
11.1	Survival	65

ARTICLE 12. MISCELLANEOUS		65
12.1	Expenses	65
12.2	Public Announcements	65
12.3	Disclosure Schedules	66
12.4	Further Assurances	66
12.5	Entire Agreement	66
12.6	Modification	66
12.7	Assignments and Successors	66
12.8	No Third-Party Rights	66
12.9	Remedies Cumulative	67
12.10	Governing Law	67
12.11	Jurisdiction; Service of Process	67
12.12	Waiver of Jury Trial	67
12.13	Attorneys’ Fees	67
12.14	No Waiver	68
12.15	Notices	68
12.16	Severability	69
12.17	Time of Essence	69
12.18	Counterparts and Electronic Signatures	69

Exhibit A – Voting Agreement

Exhibit B – Preferred Amendment

Disclosure Schedules

1.1 – Individuals for Knowledge of the Company
2.2(b) – Closing Disbursement
2.9(a) – Merger Consideration
2.13(a) – Balance Sheet Adjustment
4.1 – Organization
4.2 – Voting Power
4.3(a) – Capitalization of Company

-iii-

4.3(b)(i) – Capitalization of Subsidiaries
4.3(b)(ii) – Stock Options and Warrants
4.3(c) – Outstanding Stock Options
4.4 – Exceptions to GAAP
4.5(b) – SEC Filings
4.7(a) – Owned Real Property
4.7(b) – Leased Real Property
4.7(c) – Permitted Encumbrances
4.8(a) – Tax Returns
4.8(b) – Tax Audits
4.9(a) – Employee Benefits
4.9(d) – COBRA Participants; Disability Payments
4.10(c) – Legal Requirements/Authorization
4.10(d) – Permits and Authorizations
4.11(a) – Legal Proceedings
4.13(a) – Contracts
4.14(a) – Insurance Policies
4.14(b) – Insurance Loss Reports
4.16 – Employment Matters
4.17(f) – Labor Disputes; Compliance
4.18(b) – Intellectual Property Assets
4.18(c) – Patents
4.18(d) – Marks
4.18(e) – Copyrights
4.18(g) - Software
4.18(h) - Net Names
4.21 – Brokers or Finders
5.2(b) – Enforceability and Authority; No Conflicts
5.2(c) – Consents
6.1 – Company Actions post-signing
6.7 – Other Releases
8.6(b) – D&O Insurance Policies
9.2(f) – Eligible Dissenting Shares
12.1(a) – Expenses

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 7, 2011 by and between DTE Merger Corp., a Florida corporation (“Merger Corp”), and National Investment Managers Inc., a Florida corporation (the “Company”).

RECITALS

Whereas, the respective Boards of Directors of each of Merger Corp and the Company believe it is in the best interests of their respective companies and shareholders that Merger Corp and the Company combine into a single company through the statutory merger of Merger Corp with and into the Company with the Company as the Surviving Corporation (the “Merger”) and, in furtherance thereof, have approved the Merger; and

Whereas, the Company has entered into Voting Agreements in the forms attached as Exhibit A hereto (the “Voting Agreements”) pursuant to which the shareholders who are signatories thereto, among other things, have agreed to vote their shares of Common Stock and Preferred Stock in favor of the adoption of this Agreement and the approval of the Merger.

The parties, intending to be legally bound, agree as follows:

ARTICLE 1.
DEFINITIONS AND USAGE

1.1          Definitions

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“409A Requirements” —as defined in Section 4.9(m).

“Acquired Companies”—the Company and its Subsidiaries, collectively, and “Acquired Company” means any one of the Acquired Companies.

“Acquisition Proposal” —with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or the other Acquired Companies or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the total outstanding Company Stock or voting securities of the other Acquired Companies, (b) any merger, consolidation, business combination or similar transaction involving the company or any other Acquired Companies, (c) any sale, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than fifteen percent (15%) of the assets of the Acquired Companies (measured by the lesser of book value or fair market value thereof) in the aggregate, or (d) any liquidation, dissolution, recapitalization, reorganization, extraordinary dividend or other significant corporate reorganization of the Company (provided however, that the transactions between Merger Corp and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).

“Adjoining Property”—as defined in Section 4.15(e).

“Agreement”—as defined in the first paragraph of this Agreement.

“Applicable Contract”—any Contract (a) under which any Acquired Company has or could acquire any rights, (b) under which any Acquired Company has or could become subject to any obligation or liability, or (c) by which any Acquired Company or any assets owned or used by it is or could become bound.

“Applicable Laws” —all laws, rules and regulations applicable to the person, conduct, transaction, agreement or matter in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all counts and arbitrations.

“Balance Sheet Date” —as defined in Section 4.4.

“Bid Materials” – as defined in Section 6.4.

“Board Recommendation” – as defined in Section 8.2.

“Breach”—any breach of, or any inaccuracy in, any representation or warranty or breach of, or failure to perform or comply with, any covenant or obligation in or of the Contract in question, or any event that with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which national banks in Ohio are generally permitted or required to be closed.

“Certificate of Merger” —as defined in Section 2.4.

“Change of Recommendation” —as defined in Section 8.1(d).

“Cleanup”—all actions to clean up, remove, treat, or in any other way address the presence, Release, or Threat of Release of any Hazardous Material whether or not any expense incurred in connection with such action constitutes a capital expenditure.

“Closing”—as defined in Section 2.3.

“Closing Date”—the date on which the Closing occurs as set forth in Section 2.3.

“Closing Date Balance Sheet” – as defined in Section 2.13(b).

“Closing Date Cash” — all cash of the Company reflected on the Closing Date Balance Sheet, less cash required to pay any outstanding checks not reflected as current liabilities on the Closing Date Balance Sheet.

“Closing Date Final Net Working Capital”—as defined in Section 2.13(b).

“Closing Date Financial Statements” – as defined in Section 2.13(b).

“Closing Date Net Working Capital” — means, whether positive or negative, (i) current assets (excluding cash) of the Acquired Companies as of the Closing Date based on the Closing Date Balance Sheet, minus (ii) current liabilities of the Acquired Companies as of the Closing Date based on the Closing Date Balance Sheet (excluding any liability relating to Closing Disbursements).

“Closing Date Target Net Working Capital” — means negative Eight Hundred Forty-Five Thousand Dollars (-$845,000).

“Closing Disbursements”—as defined in Section 2.2(b).

“COBRA”—as defined in Section 4.9(d).

“Code”—the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment Letters”— as defined in Section 5.4.

“Common Stock”—the common stock of the Company, with par value of $0.001.

“Company”—as defined in the Recitals of this Agreement.

“Company Board” —as defined in Section 8.1(c).

“Company SEC Documents” – as defined in Section 4.5(a).

 “Company Stock” —the capital stock of the Company, consisting of the Common Stock and the Preferred Stock.

“Company Stock Option” – each option to purchase Company Stock outstanding under any Company Stock Plan.

“Company Stock Plan” –each of the 2005 Stock Incentive Plan of National Investment Managers, Inc., and the 2006 Restricted Stock Plan of National Investment Managers, Inc.

“Consent”—any approval, consent, ratification, waiver, or other authorization.

“Contemplated Transactions”—the Merger and other transactions contemplated by this Agreement.

“Continuing Employees” —as defined in Section 8.7(a).

“Contract”—any agreement, contract, lease, consensual obligation, promise, commitment, or undertaking (whether written or oral and whether express or implied).

“Copyrights”—as defined in Section 4.18(a)(iv).

“Deferred Compensation Plan” —as defined in Section 4.9(m).

“Disclosure Schedules”—the Disclosure Schedules delivered by the Company Merger Corp concurrently with the execution and delivery of this Agreement.

“Effective Time” —as defined in Section 2.4.

“Eligible Dissenting Shares” —as defined in Section 2.11(a).

“Employee Plan”—as defined in Section 4.9(a).

“Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“End Date”—as defined in Section 10.1(b)(i).

“Environment”—soil, land surface and subsurface strata, surface waters (including navigable and nonnavigable inland and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liability”—any Loss, obligation, or other responsibility resulting from or arising under an Environmental Law or an Occupational Safety and Health Law.

“Environmental Law”—any Legal Requirement that provides for or relates to:

(a)           advising appropriate authorities, employees, or the public with respect to the use of any Hazardous Material, the Release or Threat of Release of Hazardous Material, violation of discharge or emission limits or other prohibitions, or any Hazardous Activity or any activity, such as resource extraction or construction, that could have a significant effect on the Environment;

(b)           preventing or reducing to acceptable levels the Release of Hazardous Material into the Environment;

(c)           reducing the quantities, or minimizing or controlling the hazardous characteristics, of Hazardous Material that are generated;

(d)           assuring that products are designed, formulated, packaged, and used so that they do not present an unreasonable risk to human health or the Environment when used or disposed of;

(e)           protecting the Environment;

(f)           reducing the risks involved in the transportation of Hazardous Material;

(g)           the cleanup of Hazardous Material that has been Released, preventing its Release, or addressing the Threat of Release, or paying the costs of such actions; or

(h)           making a Person compensate any other Person for damage done to its health or property or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets or resources.

“Equity Security”—in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a) or (b), and (d) any “equity security” within the meaning of the Exchange Act.

“ERISA”—the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act”—the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” —as defined in Section 3.1.

“Exchange Fund” – as defined in Section 3.1.

“Executive Agreements” – each of (a) the Employment Agreement by and between the Company and Steven J. Ross dated effective November 30, 2007, as amended by Amendment No. 1 to Employment Agreement dated effective August 12, 2010, and (b) the Agreement for Service as Lead Director by and between the Company and Steven Virany August 5, 2010.

“Executive Officer” – as defined in Rule 3b-7 of the Exchange Act.

“Facilities”—any real property owned or operated or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated or formerly owned or operated by any Acquired Company.

“FBCA” —as defined in Section 2.1.

“Financial Statements”—as defined in Section 4.4(a).

“FIRPTA”—the Foreign Investment in Real Property Tax Act, as amended, and the rules and regulations promulgated thereunder.

“Forbearance Agreements” — the Twelfth Amendment to Revolving Line of Credit and Term Loan Agreement by and between the Company and RBS Citizen, National Association, dated November 24, 2010, and Amendment No. 10 to Securities Purchase Agreement and Loss Agreement by and among the Company, Worldwide Capital Partners, IV, LLC, Worldwide Capital Partners V QP, LLC, and Worldwide Agency Services, LLC dated November 24, 2010, collectively, and “Forbearance Agreement” means either of the Forbearance Agreements.

“GAAP”—generally accepted accounting principles in the United States.

“Governmental Authorization”—any (a) Consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body”—any:

(a)           nation, state, county, city, town, borough, village, district, or other jurisdiction;

(b)           federal, state, local, municipal, foreign, multinational, or other government;

(c)           governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers);

(d)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, whether local, national, or international; or

(e)           official of any of the foregoing.

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Material and any other act, business, operation, or activity that increases the danger, or poses a risk of harm, to the Environment.

“Hazardous Material”—any substance, material, or waste that is or will foreseeably be regulated by any Governmental Body, including any material, substance, or waste that is defined or classified as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “pollutant,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “pollutant,” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, or polychlorinated biphenyls.

“HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” – any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing on deferred purchase price for the purchase of property, or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any Person.

“Intellectual Property Assets” —as defined in Section 4.18(a)(i).

“Interim Balance Sheet”—as defined in Section 4.4(a).

“Intervening Event”—as defined in Section 8.1(d).

“Invention Disclosure” – as defined in Section 4.18(c)(i).

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge of the Company”—means knowledge, after reasonable inquiry, of each of the individuals identified in Schedule 1.1.

“Leased Real Property”—as defined in Section 4.7(b).

“Legal Requirement”—any constitution, law, ordinance, principle of common law, code, rule, regulation, statute, act, treaty, or order of general applicability of any Governmental Body, including rules and regulations promulgated thereunder.

“Loss”—any cost, loss, liability, obligation, claim, cause of action, damage, deficiency, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), fine, penalty, judgment, award, assessment, or diminution of value.

“Major Clients” – as defined in Section 4.13(a)(i).

“Major Suppliers” – as defined in Section 4.13(a)(iii).

“Marks” —as defined in Section 4.18(a)(ii).

“Material Adverse Effect”— (i) a material adverse effect on the business, financial condition or results of operations of the Company and the other Acquired Companies, taken as a whole, or (ii) preventing or materially delaying the Company’s ability to consummate the Merger, excluding in the case of clause (i) above, alone or in combination, any adverse effect resulting from or arising out of (A) the announcement or pendency of the Merger (including any loss of or adverse change in the relationship of the Company and the other Acquired Companies with their respective employees, customers, partners or suppliers related thereto), (B) general economic or political conditions (including acts of terrorism or war) to the extent that such conditions do not disproportionately affect the Company and the other Acquired Companies, taken as a whole, as compared to other companies participating in the same industry as the Company, (C) general conditions in the industry in which the Company and the other Acquired Companies operate to the extent that such conditions do not disproportionately affect the Company and the other Acquired Companies, taken as a whole, as compared to other companies participating in the same industry as the Company, (D) any changes (after the date hereof) in GAAP or Legal Requirement, (E) any specific action at the written direction of Merger Corp or expressly required or otherwise contemplated by this Agreement, (F) any failure of the Company to meet internal or analysts’ estimates or projections, (G) changes in the trading volumes or prices of the Common Stock, in and of themselves (provided that such exclusion shall not apply to any underlying act, circumstance, or effect that may have caused such change in trading volumes or prices, unless such underlying act, circumstance or effect would otherwise be excluded from this definition) or (H) any Proceeding made or brought by any current or former stockholder of the Company or any other Acquired Company (on their own or on behalf of such entity) arising out of or related to this Agreement or any Contemplated Transaction.

“Material Contract” – as defined in Section 4.13(b).

“Material Interest” – direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or Equity Securities representing at least 10% of the outstanding equity interests in a Person.

“Merger”—as defined in the Recitals of this Agreement.

“Merger Consideration”—as defined in Section 2.2(a).

“Merger Corp” – as defined in the Recitals of this Agreement.

“Merger Corp Expenses” – as defined in Section 10.2(d).

“Net Names” – as defined in Section 4.18(a)(viii)

“Occupational Safety and Health Law”—any Legal Requirement designed to promote safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to promote safe and healthful working conditions.

“Order”—any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization or certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

“Owned Real Property”—as defined in Section 4.7(a).

“Patents” —as defined in Section 4.18(a)(iii).

“Permitted Encumbrances”—(a) Encumbrances for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending, or deferred against Owned Real Property) that are not yet due and payable, (b) Encumbrances of carriers, warehousemen, mechanics, and materialmen and other like Encumbrances arising in the ordinary course of business consistent with past practices and which, in the aggregate, do not materially impair the value, or prevent the Company's currently intended use and operation, of the assets to which they relate (provided lien statements have not been filed or such Encumbrances otherwise perfected), (c) statutory Encumbrances in favor of lessors arising in connection with any property leased to any Acquired Company, and (d) Encumbrances disclosed in the Financial Statements.

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a Governmental Body.

“Preferred Amendment”—as defined in Section 8.2.

“Preferred Stock”—the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock.

“Proceeding”—any action, arbitration, mediation, audit, hearing, investigation, banking proceeding, litigation, or suit including all appeals to the highest appellate court and all post-judgment proceedings (whether civil, criminal, administrative, judicial, or investigative), whether federal, state, or local commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Real Property”—as defined in Section 4.7(b).

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium.

“Related Person”—

(a)           With respect to an individual:

each other member of such individual’s Family;

any Person that is directly or indirectly controlled by such individual or any one or more members of such individual’s Family;

any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

any Person of which one or more members of such individual’s Family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity).

(b)           With respect to a Person other than an individual:

any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person;

any Person that holds a Material Interest in such specified Person;

each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity);

any Person in which such specified Person holds a Material Interest; and

any Person of which such specified Person serves as a general partner, manager, or a trustee (or in a similar capacity).

(c)           For purposes of this definition:

“control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and shall be construed as such term is used in the rules promulgated under the Exchange Act; and

the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (D) any other natural person who resides with such individual.

“Release”—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment, or into or out of any property.

“Representative”—with respect to a particular Person, includes any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, or legal counsel of such Person.

“Sarbanes-Oxley Act” – the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC”—the Securities and Exchange Commission.

“Securities Act”—the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Notes” – each of (a) the Promissory Note in the original principal amount of $405,000 issued by the Company to Richard L. Kaplan and Hana E. Kaplan Inter Vivos Trust Agreement dated January 29, 1997, as amended by Amendment No. 1 to Promissory Note dated effective September 24, 2009 and Amendment No. 2 to Promissory Note dated effective July 10, 2010; (b) the Promissory Note in the original principal amount of $405,000 issued by the Company to Anthony S. Delfino, dated March 16, 2009, as amended by Amendment No. 1 to Promissory Note dated effective September 24, 2009; (c)  the Promissory Note in the original principal amount of $558,333 issued by the Company to Renee J. Conner and William E. Renninger, dated February 24, 2009, as amended by Amendment No. 1 to Promissory Note dated effective September 29, 2009; (d) the Promissory Note in the original principal amount of $350,625 issued by the Company to James R. Norman, Jr. as Trustee of the Norman Living Trust dated December 7, 2005, Peter R. Stephan as Trustee of the Stephan Family Trust dated August 2, 1993, and Rise Norris Spiegel as Trustee of eth Rise Norris Spiegel Trust dated November 16, 2005, dated November 25, 2008, as amended by Amendment No. 1 to Promissory Note dated effective September 24, 2009; and (e) the Promissory Note in the original principal amount of $765,070 issued by the Company to Ralph W. Shaw and Eileen A. Baldwin, dated October 1, 2008 as amended by Amendment No. 1 to Promissory Note dated effective May 14, 2010.

“Series A Preferred Stock” —the Company’s Series A 12% Cumulative Convertible Preferred Stock, par value $0.001 per share.

“Series B Preferred Stock” —the Company’s Series B Cumulative Convertible Preferred Stock, par value $0.001 per share.

“Series C Preferred Stock” — the Company’s Series C Cumulative Convertible Preferred Stock, par value $0.001 per share.

“Series D Preferred Stock” — the Company’s Series D Cumulative Convertible Preferred Stock, par value $0.001 per share.

“Series E Preferred Stock” — the Company’s Series E 12% Cumulative Convertible Preferred Stock, par value $0.001 per share.

“Shares”—the issued and outstanding shares of Company Stock.

“Shareholder” —each holder of any Shares.

“Shareholder Approval” – as defined in Section 4.2(a).

“Software” —as defined in Section 4.18(a)(vi).

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than Equity Securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Superior Proposal” —with respect to the Company, means any unsolicited Acquisition Proposal which did not result from or arise out of a breach of Section 8.1 of this Agreement, made by a Third Party, which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the shareholders of such Third Party) owning, directly or indirectly, more than 80% of the outstanding shares of Company Stock, or more than 80% of the consolidated assets of the Acquired Companies, and which Acquisition Proposal the Company Board determines in good faith, after considering the advice of its outside legal counsel and an independent financial advisor, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such Third Party to finance and consummate such Acquisition Proposal), (i) is more favorable and provides greater value to the Company’s shareholders (other than Merger Corp and its affiliates) than as provided hereunder (including any changes to the terms of this Agreement proposed by Merger Corp in response to such Superior Proposal pursuant to and in accordance with Section 8.1 or otherwise), and (ii) is reasonably capable of being completed on the terms proposed without unreasonable delay.

“Surviving Corporation” —as defined in Section 2.1.

“Tax”—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, Social Security, unemployment, disability, real property, personal property, sales, use, transfer, value added, concession, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever and any interest, penalty, addition, or additional amount thereon imposed, assessed, or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” —as defined in Section 10.2(b).

“Third Party”—a Person that is not an Acquired Company or a party to this Agreement.

“Threat of Release”—a reasonable likelihood of a Release that could require action (including triggering notification or reporting under Environmental Law) in order to prevent or mitigate damage to the Environment that could result from such Release.

“Trade Secrets” —as defined in Section 4.18(a)(vii).

“Transfer Taxes” —as defined in Section 8.4.

“Voting Agreement” – as defined in the Recitals of this Agreement.

“WARN Act” – as defined in Section 4.17(b).

1.2          Usage

(a)           In this Agreement, unless expressly stated otherwise:

i.           the singular includes the plural and vice versa;

ii.          reference to any Person includes such Person’s successors and assigns, if applicable, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

iii.         reference to a gender includes masculine, feminine and neutral genders;

iv.         reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with its terms;

v.          reference to any Legal Requirement means that Legal Requirement as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such Legal Requirement;

vi.         reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment of such section or other provision;

vii.        “hereunder,” “hereof,” “hereto,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other provision of this Agreement;

viii.       “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

ix.          “any” means “any and all”;

x.           a reference to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto;

xi.          a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct; and

xii.         a reference to a list, or any like compilation (whether in the Disclosure Schedules or elsewhere), means that the item referred to is complete and correct.

(b)           Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP.

(c)           This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party as having been drafted by it will not apply to any construction or interpretation of this Agreement.

(d)           The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE 2.
MERGER; CERTAIN RELATED MATTERS

2.1          The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Florida Business Corporation Act (the “FBCA”), Merger Corp shall be merged with and into the Company at the Effective Time.  Following the Merger, the separate corporate existence of Merger Corp shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

2.2          Merger Consideration.

(a)           The total consideration to be paid by Merger Corp to the Company in the Merger shall be Forty-Two Million Five Hundred Thousand Dollars ($42,500,000.00) (the “Merger Consideration”), subject to adjustment as provided in Section 2.13, in cash or other immediately available funds.

(b)           The Merger Consideration, less all amounts (to the extent not paid by the Company prior to Closing and to the extent not paid at Closing out of Closing Date Cash) payable to the Company’s secured lenders and other Persons identified on Schedule 2.2(b) mutually agreed to by the Company and the Merger Corp (collectively, the “Closing Disbursements”), shall be paid to the Exchange Agent at or prior to the Closing pursuant to Section 3.1.

2.3          Closing.

Upon the terms and subject to the conditions set forth in Article 9, the closing of the Merger (the “Closing”) will take place on the first Business Day after the satisfaction or waiver (subject to Applicable Law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of such conditions at the Closing) set forth in Article 9, unless another time or date is agreed to in writing by the parties (the actual date of Closing being referred to herein as the “Closing Date”).  The Closing shall be held at the offices of Schottenstein, Zox & Dunn Co., LPA, 250 West Street, Columbus, OH 43215, unless another place is agreed to in writing by the parties.

2.4          Effective Time.

At the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the FBCA.  The Merger shall become effective at the later of (i) such time as the Certificate of Merger is duly filed with the Florida Department of State, or (ii) such subsequent time as the Merger Corp and the Company shall agree and as shall be specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.5          Effects of the Merger.

At and after the Effective Time, the Merger will have the effects set forth in the FBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Corp shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Corp shall become the debts, liabilities and duties of the Surviving Corporation.

2.6          Articles of Incorporation.

The articles of incorporation of the Merger Corp, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

2.7          Bylaws.

The bylaws of Merger Corp, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

2.8          Officers and Directors.

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the officers and directors of Merger Corp at the Effective Time shall be the officers and directors of the Surviving Corporation.

2.9          Effect on Company Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Common Stock and each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Eligible Dissenting Shares, shares of Company Stock owned by Merger Corp or owned by the Company (other than those held by the Company in a fiduciary or representative capacity)) shall be canceled and extinguished and automatically converted in to the right to receive the Merger Consideration to be distributed in the manner provided in Schedule 2.9(a).

(b)           Each share of Company Stock issued and owned by Merger Corp or owned by the Company (other than those held by the Company in a fiduciary or representative capacity) immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be automatically canceled and retired and no consideration shall be delivered in exchange therefor.

(c)           At the Effective time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of common stock, par value $.001 per share, of Merger Corp issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.001, of the Surviving Corporation, and (ii) each share of Series A preferred stock, par value $.001 per share, of Merger Corp issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of Series A preferred stock, par value $.001, of the Surviving Corporation.

2.10        Company Stock Options and Other Equity-based Awards.

The Company shall cause any and all options, warrants, and other rights to purchase or otherwise acquire any Company Stock, and any put rights or agreements and other rights to require the Company to repurchase or redeem any Company Stock, which are issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, to be canceled effective as of or prior to the Effective Time without any conversion or assumption thereof, and shall thereafter cause the Company Stock Plans to be terminated.  The parties agree that, following the Effective Time, no holder of a Company Stock Option or any participant in any Company Stock Plan, or other Employee Plan or employee benefit arrangement of the Company or under any employment agreement, or any holder of any warrant or other right to purchase or otherwise acquire any Company Stock, or any holder of any put rights or agreements and other rights to require the Company to repurchase or redeem any Company Stock, shall have any right hereunder to acquire any Equity Security (including any “phantom” stock or stock appreciation rights) in the Company.  As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) will adopt such resolutions and take such other actions as may be required or appropriate to effect the provisions of this Section 2.10.  The Company will provide notice (in a form reasonably satisfactory to Merger Corp) to each holder of an outstanding Company Stock Option describing the treatment of such Company Stock Option in accordance with this Section 2.10.

2.11        Dissenting Shares; Appraisal Rights.

(a)           Notwithstanding any provision of this Agreement to the contrary, no shares of Company Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section §§ 607.1301-607.1333 of the FBCA and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Eligible Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.9(a), but rather the holder of such shares shall only be entitled to such appraisal rights as are granted by the FBCA.  From and after the date of this Agreement and through the Closing Date, the Company shall promptly, upon receipt of any of the items listed in (a)-(d) below, update Merger Corp with a detailed schedule listing (a) any notices or demands received from Company shareholders demanding or exercising appraisal rights pursuant to Section 607.1321 of the FBCA, (b) any appraisal forms received from Company shareholders, (c) any share certificates received for deposit from Company shareholders who have delivered appraisal demands, and (d) any withdrawals from Company shareholders holding Eligible Dissenting Shares, and Merger Corp shall have the opportunity and right to participate in and direct all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Merger Corp, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(b)           Notwithstanding the foregoing, if any holder of Eligible Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) its appraisal rights, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration in accordance with this Article 2, without interest thereon, upon surrender of the certificate representing such shares of Company Stock in the manner provided in Section 3.2.

2.12        Certain Adjustments Prohibited.

The Company shall not, between the date of this Agreement and the Effective Time, cause any Company Stock to be changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or declare a stock dividend or dividend payable in any other securities with a record date within such period, or any similar event.

2.13        Net Working Capital Adjustment.

(a)           Not later than March 7, 2011, the Company and Merger Corp shall mutually establish a Closing Date in March.  Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver an estimated consolidated balance sheet of the Acquired Companies as of the Closing Date, which balance sheet (i) shall be prepared in accordance with GAAP subject to the adjustments and methodology detailed on attached Schedule 2.13(a), and (ii) shall be accompanied by a statement that sets forth an estimated calculation of Closing Date Net Working Capital.

(b)           The Company and Merger Corp shall jointly prepare a consolidated balance sheet of the Acquired Companies as of the Closing Date, which balance sheet shall be prepared in accordance with GAAP subject to the adjustments and methodology detailed on attached Schedule 2.13(a) (the “Closing Date Balance Sheet”) and a statement that sets forth a calculation of Closing Date Net Working Capital (the “Closing Date Final Net Working Capital,” and, together with the Closing Date Balance Sheet, the “Closing Date Financial Statements”).  The Company and Merger Corp agree that such Closing Date Financial Statements shall be final, conclusive and binding on the parties for purposes of this Section 2.13.

(c)           If Closing Date Net Working Capital is greater than Closing Date Target Net Working Capital, the Merger Consideration shall be increased dollar for dollar by the amount of such excess.  If Closing Date Net Working Capital is less than Closing Date Target Net Working Capital, the Merger Consideration shall be decreased dollar for dollar by the amount of such shortfall.  If Closing Date Net Working Capital is equal to Closing Date Target Net Working Capital, there shall be no adjustment to the Merger Consideration.

(d)           Merger Corp acknowledges that the Company intends to use Closing Date Cash to pay a portion of the Closing Disbursements.

ARTICLE 3.
EXCHANGE OF SHARES

3.1          Closing Disbursements and Exchange Fund.

Prior to the Closing Date, Merger Corp shall appoint a commercial bank or trust company acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Merger Consideration (the “Exchange Agent”) under an agreement acceptable to the Company.  At or prior to the Closing Date, Merger Corp shall (i) deposit with the Exchange Agent an amount equal to the Merger Consideration, less the Closing Disbursements, in trust for the benefit of holders of shares of the Company Stock, and (ii) pay or cause to be paid to the Persons entitled thereto the amount of the Closing Disbursements, in cash or other immediately available funds.  Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

3.2          Exchange Procedures.

(a)           Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Merger Corp may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for use in such exchange.

(b)           Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Stock represented by a Share certificate or an uncertificated Share, upon (i) surrender to the Exchange Agent of a Share certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of uncertificated Shares.

(c)           Until surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented shares of Company Stock shall be deemed to represent and evidence only the right to receive the Merger Consideration to be paid therefor.  No interest shall accrue or be payable with respect to the Merger Consideration which any Shareholder shall be entitled to receive.  The Exchange Agent shall be authorized to pay Merger Consideration attributable to any Company Stock certificate theretofore issued which has been lost, stolen, or destroyed upon receipt of satisfactory evidence of ownership of the Shares represented thereby and of customary indemnification.

(d)           If any Share certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share certificate to be lost, stolen or destroyed and, if required by Merger Corp, an indemnification agreement, containing terms customary to similar transactions, by such person to indemnify Merger Corp against any claim that may be made against Merger Corp with respect to such share certificate, and the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Share certificate, the Merger Consideration to be paid in respect of the shares of Company Stock formerly represented by such Share certificate.

3.3          Termination of Exchange Fund.

To the extent permitted by Applicable Law, any portion of the Exchange Fund that remains undistributed to the Shareholders for one (1) year after the Effective Time shall be delivered to Merger Corp, and any holders of the Shares who have not theretofore complied with this Article 3 shall thereafter look only to Merger Corp as general creditors for the Merger Consideration (which shall not accrue interest) with respect to such Shares.  Any portion of the Exchange Fund that remains undistributed to the Shareholder for two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interests of any Person previously entitled thereto, and shall be distributed to the Surviving Corporation.

3.4          No liability.

None of Merger Corp, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.5          Investment of Merger Consideration.

The Exchange Agent shall invest the Merger Consideration as directed by Merger Corp on a daily basis; provided, that any such investment shall be in government backed securities or cash; and provided further no gain or loss thereon shall affect the amounts payable to the Shareholders pursuant to Article 2 and the other provisions of this Article 3.  Any interest and other income resulting from such investments shall be paid to Merger Corp.  If for any reason (including investment losses) the Exchange Fund is inadequate to pay the amounts that the Shareholders shall be entitled under Articles 2 and 3, Merger Corp shall take all steps necessary to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Merger Corp shall in any event be liable for payment thereof.  The Exchange Fund shall not be used for any other purpose.

3.6          Withholding Rights.

Each of the Surviving Corporation and Merger Corp shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Merger Corp, as the case may be.

3.7          Further Assurances.

After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Corp, any deeds, bills of sale, assignment or assurances, and to take and do, in the name and on behalf of the Company or Merger Corp, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

3.8          Stock Transfer Books.

The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company.  On or after the Effective Time, any Shares presented to the Exchange Agent or Merger Corp for any reason shall be converted into the Merger Consideration with respect to the shares of Company Stock formerly represented thereby.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedule, the Company represents and warrants to Merger Corp as follows:

4.1          Organization and Good Standing

(a)           Schedule 4.1 lists, for each Acquired Company, its legal name, any fictitious, assumed or trade names, its type of legal entity, its jurisdiction of organization, and each jurisdiction in which it is qualified to do business as a foreign entity.  Each Acquired Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is being conducted, to own or use its assets, and to perform all its obligations under Applicable Contracts.  Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such qualification.

(b)           The Company has delivered to Merger Corp copies of the Organizational Documents of each Acquired Company.  No Acquired Company is in default under or in violation of any of its Organizational Documents.  The Company has heretofore made available to Merger Corp complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings at which minutes were taken of the shareholders of each Acquired Company, the Company Board and each committee of the Company Board and the Boards of Directors (and each committee thereof) of each of the Acquired Companies held since January 1, 2007 and will continue to do so through the Closing Date; provided that, notwithstanding the foregoing,  the Company and each Acquired Company may redact or otherwise omit from the minutes made available to Merger Corp any minutes, resolutions or other items relating to consideration or negotiation during 2010 and 2011 of the proposed sale of the Company, including the auction process, the selection of Merger Corp’s affiliate as the successful bidder for the Company, or discussions with Merger Corp or any of its affiliates or representatives.

(c)           No Acquired Company has conducted business under or otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed, or trade name other than the names listed in Schedule 4.1.

4.2          Enforceability and Authority; No Conflict

(a)           This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights.  The Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver, and to perform its obligations under, this Agreement.  The affirmative votes of the holders of each class of Company Stock entitling them to exercise the appropriate level of the voting power for each class of Company Stock, as set forth on Schedule 4.2, on the proposal required to adopt this Agreement and approve the Merger and amend the Company’s certificate of incorporation  (the “Shareholder Approval”) are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.

(b)            Neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time):

i.           contravene, conflict with, or violate (A) any Organizational Document of any Acquired Company, or (B) any resolution adopted by the board of directors or the shareholders (or Persons exercising similar authority) of any Acquired Company;

ii.          contravene, conflict with, or violate, or give any Governmental Body or other Person the right to challenge any Contemplated Transaction, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any assets owned or used by any Acquired Company, could be subject;

iii.         contravene, conflict with, violate, result in the loss of any benefit to which any Acquired Company is entitled under, or give any Governmental Body the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by any Acquired Company or that otherwise relates to the business of, or any assets owned or used by, any Acquired Company;

iv.         cause any Acquired Company to become subject to, or to become liable for payment of, any Tax;

v.          cause any assets owned or used by any Acquired Company to be reassessed or revalued by any Governmental Body;

vi.         Breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Applicable Contract or any Contract to which any Acquired Company is a party;

vii.        result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by any Acquired Company; or

viii.       result in, or give any other Person the right or option to cause or declare:  (A) a loss of any Intellectual Property Asset, (B) the release, disclosure, or delivery of any Intellectual Property Asset by or to any escrow agent or other Person, or (C) the grant, assignment, or transfer to any other Person of any license, Encumbrance, or other right or interest under, to, or in any Intellectual Property Asset.

(c)           Except as required by the FBCA, no Acquired Company is or shall be required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any Contemplated Transaction.

(d)           At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Shareholders, (ii) approving this Agreement, the Merger, the acquisition by the Merger Corp of shares of Company Stock pursuant to the Merger and the other transactions contemplated by this Agreement in accordance with the FBCA, (iii) taking all actions necessary so that the restrictions contained in Section 607.0901 of the FBCA will not apply with respect to or as a result of the Merger, the acquisition by the Merger Corp of shares of Company Stock pursuant to the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby, (iv) directing that the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement be submitted for the approval of the Company’s Shareholders, and (v) making the Board Recommendation.

(e)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Body, other than (i) the filing of the Certificate of Merger with the Florida Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, or any other applicable U.S. state or federal or foreign securities laws, and (iii) any other actions or filings the absence of which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon the Company, or prevent, materially delay or materially impair the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

4.3          Capitalization of Company and Subsidiaries

(a)           The authorized, issued and outstanding Equity Securities of the Company as of the date of this Agreement are as set forth on Schedule 4.3(a).  The Shares are duly and validly authorized and issued, fully paid and nonassessable.  There are no outstanding Equity Securities that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock except as set forth on Schedule 4.3(a).

(b)           Schedule 4.3(b)(i) lists for each Subsidiary its authorized Equity Securities, the number and type of Equity Securities issued and outstanding, and the identity of each owner (of record and beneficially) of such Equity Securities and number of shares held by each holder.  All outstanding Equity Securities of each Subsidiary are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances.  All the outstanding Equity Securities of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as set forth on Schedule 4.3(b)(ii), there are no shareholder or other Contracts relating to any Equity Security of any Acquired Company, including the sale, voting, registration, or transfer thereof.  No Acquired Company has any outstanding subscription, option, warrant, put, call or exchange right, convertible security, or other Contract or other obligations in effect giving any Person (other than another Acquired Company) the right to acquire (whether by preemptive rights or otherwise) any Equity Security of any Acquired Company.

(c)           Schedule 4.3(c) lists, as of the close of business on the date of this Agreement, a complete and correct list of all outstanding Company Stock Options, including with respect to each such award, the number of shares subject to such award, the name of the holder, the grant date, whether the award was intended as of its date of grant to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, the exercise price per share and the vesting schedule (including the extent to which it will become accelerated as a result of the Merger) and expiration date of each such award.  The Company Stock Plans set forth on Schedule 4.3(c) are the only plans or programs the Acquired Companies has maintained under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards have been or may be granted.  Each form of award agreement used for awards under the Company Stock Plans is included as part of Schedule 4.3(c).

(d)           No Acquired Company owns, or is a party to or bound by any Contract to acquire, any Equity Security or other security of any Person or any direct or indirect equity or ownership interest in any other business.  No Acquired Company is obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person.

4.4          Financial Statements

(a)           Each of the consolidated financial statements (including, in each case, any related notes thereto) (the “Financial Statements”) contained in the Company’s filings with the SEC (i) was prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC), and (ii) fairly and accurately presented in all material respects the consolidated financial position of the Company and the other consolidated Acquired Companies as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the period indicated (subject to normal year-end adjustments in the case of any unaudited interim financial statements).  As of the date of this Agreement, the Company does not intend to correct or restate, and there is not any basis to correct or restate, any of the Financial Statements.  The consolidated balance sheet of the Company and the consolidated balance sheets of the other Acquired Companies as of December 31, 2010 (the “Balance Sheet Date”) contained in the Financial Statements is hereinafter referred to as the “Interim Balance Sheet.”  Except as disclosed in the Financial Statements, since the Balance Sheet Date, neither the Company nor any of the other Acquired Companies has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed or provided for in the most recent financial statements of the Company included in the most recent Annual Report on Form 10-K filed with the SEC prior to the date of this Agreement or disclosed in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date in amounts consistent with past practice that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) liabilities or obligations incurred directly as a result of this Agreement.  No Acquired Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar off-balance sheet Contract relating to any transaction or relationship between or among the Acquired Companies, on the one hand, and any unconsolidated affiliate on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC); and (iv) any liabilities set forth on Schedule 2.2(b).

(b)           Except as set forth on Schedule 4.4(b), the Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.  There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the years ended December 31, 2007, December 31, 2008 or December 31, 2009 (nor has any such deficiency or weakness been identified since such date).

(c)           The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are effective to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)           Since January 1, 2007, the Company has not conducted any internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the Company Board or any committee thereof.

(e)           The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(f)           The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, applicable to its principal executive officer, principal financial officer, comptroller or principal accounting officer, or persons performing similar functions.  The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act.  To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

4.5          SEC Filings and the Sarbanes-Oxley Act

(a)           The Company has delivered, or otherwise made available through filings with the SEC, to Merger Corp complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2009, 2008 and 2007, (ii) any information statements relating to actions in writing of the shareholders of the Company since January 1, 2007, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2007 (the documents referred to in this Section 4.5(a) and Section 4.5(e), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”). The Company has not solicited any proxy statements or held any meetings of the shareholders of the Company since January 1, 2007.

(b)           Except as set forth on Schedule 4.5(b), since January 1, 2007, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required.  No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(d)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           The Company has delivered, or otherwise made available through filings with the SEC, to Merger Corp copies of all comment letters received by the Company from the SEC since January 1, 2007 relating to the Company SEC Documents, together with all written responses of the Company thereto.  There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f)           Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2007 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.  None of the Company, any current Executive Officer of the Company or, to the Knowledge of the Company, any former Executive Officer of the Company has received written notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

4.6          Books and Records

(a)           The books of account and other Records of each Acquired Company are materially complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices.

(b)           The minute books of each Acquired Company contain materially complete and correct Records of all meetings held of, and actions taken by written consent of, the holders of voting securities, the board of directors, and committees of the board of directors of such Acquired Company.  At the Closing, all such minute books and Records will be in the possession of the Company.

4.7          Real and Personal Property

(a)           Schedule 4.7(a) lists all real estate owned by each Acquired Company (the “Owned Real Property”) and the Acquired Company that owns such property.

(b)           Schedule 4.7(b) lists all real estate leased by any Acquired Company as a lessee, sub-lessee, or assignee (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), including a description of the premises leased and the Acquired Company that leases the same.  All Leased Real Property is leased pursuant to valid written leases listed in Schedule 4.13(a).  Such leases contain the entire agreement between the landlord of each of the leased premises and the Acquired Company, and there is no other Contract between the landlord and any Acquired Company affecting such Leased Real Property.

(c)           The Owned Real Property and the Acquired Companies’ interests in the Leased Real Property are owned by the respective Acquired Companies free and clear of all Encumbrances, other than Permitted Encumbrances and as set forth in Schedule 4.7(c).  Certificates of occupancy are in full force and effect for each location of Real Property, and the uses thereof being made by the Acquired Companies do not violate any applicable zoning, subdivision, land use, or other Legal Requirement.  No Third Party has a right to acquire any interest in the Owned Real Property or in the Acquired Companies’ interests in the Leased Real Property.

(d)           With respect to each Leased Real Property, none of the Acquired Companies has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any material portion thereof.  Each Acquired Company enjoys peaceful and undisturbed possession of the Real Property.

(e)           The Acquired Companies own all tangible personal property reflected as owned in the Interim Balance Sheet, free and clear of all Encumbrances, other than Permitted Encumbrances.  All the tangible personal property purchased or otherwise acquired by the Acquired Companies since the Balance Sheet Date (other than inventory acquired and sold since the Balance Sheet Date in the ordinary course of business) is owned by the Acquired Companies free and clear of all Encumbrances, other than Permitted Encumbrances.

4.8          Taxes

(a)           Filed Returns and Tax Payments.

i.           Each Acquired Company has filed or caused to be filed on a timely basis all Tax Returns that were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.

ii.          No Acquired Company has requested any extension of time within which to file any Tax Return, except as to a Tax Return that has since been timely filed.

iii.         All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are materially complete and correct and comply with applicable Legal Requirements.

iv.         Each Acquired Company has paid, or made provision for the payment of, all Taxes that have become due for all periods covered by any Tax Return or otherwise, including pursuant to any assessment received by the Company or any Acquired Company, except such Taxes, if any, that are listed in Schedule 4.8(a) and that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been provided in the Interim Balance Sheet.

v.          Each Acquired Company has withheld or collected and paid to the proper Governmental Body or other Person all Taxes required to be withheld, collected, or paid by it.

vi.         Schedule 4.8(a) lists each Tax Return filed by any Acquired Company since the Balance Sheet Date, and the Company has made available to Merger Corp copies of all such Tax Returns.

vii.        No claim has ever been made by any Governmental Body in a jurisdiction where any Acquired Company does not file Tax Returns that it is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.

(b)           Audited or Closed Tax Years.

i.           All Tax Returns of each Acquired Company have been audited by the IRS or other Governmental Body or are closed by the applicable statute of limitations for all taxable years through 2004.

ii.           Schedule 4.8(b) lists all audits of all Tax Returns, including a description of the nature and, if completed, the outcome of each audit since December 31, 2004.  The Company has delivered copies of any reports, statements of deficiencies, or similar items with respect to such audits.  Schedule 4.8(b) describes all adjustments to any Tax Return filed by or with respect to any Acquired Company for all taxable years since 2004, and the resulting deficiencies proposed by the IRS or other Governmental Body.  Schedule 4.8(b) lists all deficiencies proposed as a result of such audits, all of which have been paid or have been settled or are being contested in good faith by appropriate Proceedings.  No Governmental Body will assess any additional taxes for any period for which Tax Returns have been filed.

iii.         No Tax Return of any Acquired Company is under audit by the IRS or other Governmental Body, and no notice of such an audit has been received by any Acquired Company.  To the Knowledge of the Company, there are no threatened Proceedings for or relating to Taxes, and there are no matters under discussion with the IRS or other Governmental Body with respect to Taxes.  No issues relating to Taxes have been raised in writing by the IRS or other Governmental Body during any pending audit, and no issues relating to Taxes have been raised in writing by the IRS or other Governmental Body in any audit that could recur in a later taxable period.  There is no proposed Tax assessment against any Acquired Company.

iv.         No Proceedings are pending before the IRS or other Governmental Body with respect to the Taxes of any Acquired Company.

v.          No Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company could be liable.

vi.         No Encumbrance for Taxes exists with respect to any assets of any Acquired Company, except statutory liens for Taxes not yet due.

(c)           Accruals and Reserves.

The charges, accruals, and reserves with respect to Taxes on the accounting Records of each Acquired Company are adequate and are at least equal to that Acquired Company’s liability for Taxes and to the Acquired Companies’ liability for Taxes on a consolidated basis, respectively.  The unpaid Taxes of each Acquired Company have not exceeded the reserve set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and since the Balance Sheet Date, no Acquired Company has incurred any liability for Taxes outside of the ordinary course of business.

(d)           Status of Acquired Companies.

i.           No Acquired Company is, or within the five-year period preceding the date of this Agreement has been, an “S corporation” within the meaning of Section 1361(a)(1) of the Code.

ii.          No Acquired Company has been a member of any affiliated group of corporations (other than a group of which the Company is the common parent) which has filed a combined, consolidated, or unitary income Tax Return with any Governmental Body.  No Acquired Company is liable for the Taxes of any Person (other than another Acquired Company) under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable Legal Requirement, as a transferee or successor, by contract, or otherwise.

(e)           Miscellaneous.

i.           There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar agreement, arrangement, understanding, or practice, oral or written, with respect to Taxes that will require any payment by any Acquired Company.

ii.          No Acquired Company is a party to any Contract that could result separately or in the aggregate in any payment (A) of an “excess parachute payment” within the meaning of Section 280G of the Code, or (B) that would not be deductible as a result of the application of Section 404 of the Code.

iii.         No Acquired Company is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by any Acquired Company, and the IRS has not proposed any such change in accounting method.

iv.         No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

v.          No Acquired Company has received, been the subject of, or requested a written ruling of a Governmental Body relating to Taxes, and no Acquired Company has entered into a Contract with a Governmental Body relating to Taxes that would have a continuing effect after the Closing Date.

vi.         Each Acquired Company has disclosed on its federal income Tax Returns all positions taken by it that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

vii.        No Acquired Company has ever distributed stock of another Person or had its stock distributed by another Person, in a transaction that purported or was intended to be governed in whole or in part by Code Section 355 or Code Section 361.

viii.       No Acquired Company has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

4.9          Employee Benefits

(a)           Schedule 4.9(a) lists each “employee benefit plan” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, policy, practice, or Contract (whether qualified or nonqualified, effective or terminated, written or unwritten) and any trust, escrow, or other Contract related thereto that (i) is maintained or contributed to by any Acquired Company and (ii) provides benefits to, or describes policies or procedures applicable to, any current or former director, officer, employee, or service provider of any Acquired Company, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (each, an “Employee Plan”).  Schedule 4.9(a) identifies as such any Employee Plan that is (x) a plan intended to meet the requirements of Section 401(a) of the Code or (y) a plan subject to Title IV of ERISA.  Other than the Acquired Companies, no corporation or trade or business has ever been controlled by, controlling, or under common control with the Company within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

(b)           The Company has delivered to Merger Corp copies of (i) the documents comprising each Employee Plan (or, with respect to an Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets, and any other matters that relate to the obligations of any Acquired Company thereunder); (ii) all trust agreements, insurance contracts, or any other funding instruments related to each Employee Plan; (iii) all rulings, determination letters, no-action letters, or advisory opinions from the IRS, the United States Department of Labor, or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Body with respect to each Employee Plan during the current year and each of the three preceding years; (v) all Contracts with third-party administrators, actuaries, investment managers, consultants, or other independent contractors that relate to each Employee Plan; and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks, and other written communications regarding each Employee Plan.

(c)           All material amounts owed by any Acquired Company under the terms of any Employee Plan have been timely paid in full.  Each Employee Plan that provides health or welfare benefits is fully insured, and any incurred but not reported claims under each such Employee Plan that is not fully insured have been properly accrued.  Each Acquired Company has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course of business, with regard to each Employee Plan.

(d)           Each Acquired Company has complied with the applicable continuation requirements for each Employee Plan, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA (“COBRA”) and (ii) any applicable state Legal Requirements mandating welfare benefit continuation coverage for employees.  Schedule 4.9(d) lists each person who is enrolled in any Employee Plan pursuant to COBRA, and each employee of an Acquired Company who is, as of the date of this Agreement, receiving any disability payments pursuant to any Employee Plan.

(e)           The form of each Employee Plan is in material compliance with the applicable terms of ERISA, the Code, and any other applicable Legal Requirement, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, and the Health Insurance Portability and Accountability Act of 1996, and each Employee Plan has been operated in material compliance with such Legal Requirements and the written Employee Plan documents.  No Acquired Company and no fiduciary of an Employee Plan has materially violated the requirements of Section 404 of ERISA.  Each required report and description of an Employee Plan (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions, and Summaries of Material Modifications) have been (to the extent required) timely filed with the IRS, the United States Department of Labor, or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to each Employee Plan have been appropriately given.  No Acquired Company has any unfunded liability with respect to any deferred compensation, retirement, or other Employee Plan.

(f)           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received, or is based on a form of plan that has received, a favorable determination letter, an opinion notification, or an advisory letter from the IRS, which is current according to Revenue Procedure 2007-44, and each such Employee Plan has been properly amended for all interim amendments required under the current cumulative list as detailed in IRS Notice 2009-98.  No circumstance exists that could result in revocation of any such favorable determination letter.  Each trust created under any such Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and, no circumstance exists that could result in a revocation of such exemption.  No Employee Plan is intended to meet the requirements of Code Section 501(c)(9).  No circumstance exists that could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code with respect to any Employee Plan.

(g)           There has never been any Proceeding relating to any Employee Plan and, to the Knowledge of the Company, no such Proceeding is threatened.  No event has occurred or circumstance exists that could give rise to or serve as a basis for the commencement of any such Proceeding.  No Acquired Company and no fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that could subject any Acquired Company or Merger Corp to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.  Neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time), result in the assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA or result in a violation of Section 406 of ERISA.

(h)           Neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time), obligate any Acquired Company to pay any separation, severance, termination, or similar benefit to, or accelerate the time of vesting for, change the time of payment to, or increase the amount of compensation due to, any director, employee, officer, former employee, or former officer of any Acquired Company.  There is no Contract providing for payments that could subject any Person to liability under Section 4999 of the Code.

(i)            Other than the continuation coverage requirements of COBRA, no Acquired Company has any obligation or potential liability for benefits to employees, former employees, or their dependents following termination of employment or retirement under any Employee Plan.

(j)            Neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time), result in an amendment, modification, or termination of any Employee Plan.  No written or oral representation has been made to any employee or former employee of any Acquired Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).  No written or oral representation has been made to any employee or former employee of any Acquired Company concerning the employee benefits of Merger Corp.

(k)           No Acquired Company contributes to, has any obligation to contribute to, or has any liability with respect to, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is a “defined benefit plan” within the meaning of Section 3(35) of ERISA.

(l)            No Acquired Company contributes to, has any obligation to contribute to, or has any liability with respect to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code or a plan that has two or more contributing sponsors, at least two of whom are not under common control within the meaning of Section 413(c) of the Code.

(m)          No Employee Plan is subject to Section 409A of the Code.  Each Employee Plan that is a “nonqualified deferred compensation plan” as defined under Section 409A(d)(1) of the Code (“Deferred Compensation Plan”) complies in all material respects with and has been operated and administered in compliance with the applicable requirements of Section 409A of the Code, including any regulations promulgated in proposed or final form and other guidance issued thereunder (“409A Requirements”).  To the extent amounts were deferred and vested (as defined under Section 409A of the Code) under any such plan prior to January 1, 2005, the plan under which the deferral is made either: (a) has not been materially modified since October 2, 2004; or (b) has been amended consistent with the 409A Requirement on or before December 31, 2008.

4.10        Compliance With Legal Requirements; Governmental Authorizations

(a)           Each Acquired Company has at all times been in substantial compliance with each Legal Requirement that is or was applicable to it or the conduct of its business or the ownership or use of any of its assets.

(b)           No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) could constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) could give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action.

(c)           Except as set forth on Schedule 4.10(c), no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action.

(d)           Schedule 4.10(d) lists each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any assets owned or used by, any Acquired Company.  Each Governmental Authorization listed in Schedule 4.10(d) is valid and in full force and effect.  With respect to the Governmental Authorizations:

i.           each Acquired Company has at all times been in material compliance with each Governmental Authorization;

ii.          no event has occurred or circumstance exists that could (with or without notice or lapse of time) (A) constitute or result, directly or indirectly, in a material violation of, or a failure on the part of any Acquired Company to comply with, any Governmental Authorization listed in Schedule 4.10(d), or (B) result, directly or indirectly, in the revocation, suspension, cancellation, termination, or modification of any Governmental Authorization;

iii.         no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential material violation of, or failure to comply with, any Governmental Authorization, or (B) any actual, proposed, or potential revocation, suspension, cancellation, termination, or modification of any Governmental Authorization; and

iv.         all applications required to have been filed for the renewal or reissuance of the Governmental Authorizations listed in Schedule 4.10(d) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(e)           The Governmental Authorizations listed in Schedule 4.10(d) constitute all material Governmental Authorizations necessary to permit each Acquired Company lawfully to continue to conduct its business in the manner in which it conducts such business and to own and use its assets in the manner in which it owns and uses such assets.

4.11        Legal Proceedings; Orders

(a)           Except as set forth on Schedule 4.11(a), since the Balance Sheet Date there has not been, and there is not pending or, to the Knowledge of the Company, threatened, any Proceeding:

i.           by or against any Acquired Company; or

ii.          that challenges, or that could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any Contemplated Transaction; or

(b)           No event has occurred or circumstance exists that could give rise to or serve as a basis for the commencement of any such Proceeding.

(c)           There is no Order to which any Acquired Company, or any assets owned or used by any Acquired Company, is subject.

(d)           With respect to Orders:

i.           each Acquired Company has at all times been in material compliance with each Order to which it, or any assets owned or used by it, is or has been subject;

ii.          no event has occurred or circumstance exists that would be reasonably expected to constitute or result in (with or without notice or lapse of time) a material violation of, or failure to comply with, any Order to which any Acquired Company, or any assets owned or used by any Acquired Company, is subject; and

iii.         no Acquired Company or the Company has, at any time received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Order to which any Acquired Company, or any assets owned or used by any Acquired Company, is subject.

4.12        Ordinary Course of Business; No Material Adverse Effect

Since the Balance Sheet Date, (i) the business of the Acquired Companies has been conducted in the ordinary course of business consistent with past practice, except for actions taken pursuant to this Agreement or in connection with the consummation of the Merger and the Contemplated Transactions, (ii) there has not been any fact, event, change, development or set of circumstances that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Acquired Companies with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.1.

4.13        Contracts

(a)           Schedule 4.13(a) lists each Applicable Contract:

i.           involving any of (A) the twenty-five (25) largest clients of the Acquired Companies,  and (B) the ten (10) largest insurance company platforms (in each case, determined on the basis of aggregate fees received by the Acquired Companies over the four consecutive fiscal quarter period ended on the Balance Sheet Date) (collectively, “Major Clients”);

ii.          that qualifies as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to any Acquired Company (other than an employee agreement);

iii.         involving any of the twenty-five (25) largest suppliers of the Acquired Companies (determined on the basis of aggregate payments recognized by the Acquired Companies over the four consecutive fiscal quarter period ended on the Balance Sheet Date)(“Major Suppliers”), or the performance of services, delivery of goods or materials, or payments by one or more Acquired Companies of an anticipated annual amount or value in excess of $75,000;

iv.         involving the performance of services, delivery of goods or materials, or payments to one or more Acquired Companies of an anticipated annual amount or value in excess of $75,000;

v.          that was not entered into in the ordinary course of business;

vi.         affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $75,000 and with remaining terms of less than one year);

vii.        involving any joint venture, partnership, or limited liability company agreement involving a sharing of profits, losses, costs, Taxes, or other liabilities by any Acquired Company with any other Person;

viii.       containing covenants that purport to restrict  in any material respect the right or freedom of any Acquired Company to (A) engage in any business activity, (B) engage in any line of business or compete with any Person, or (C) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

ix.         containing an effective power of attorney granted by any Acquired Company;

x.           for capital expenditures in excess of  $100,000;

xi.          involving the settlement, release, compromise, or waiver of any material rights, claims, obligations, duties, or liabilities;

xii.         relating to Indebtedness of any Acquired Company in excess of  $100,000; and

xiii.        under which any Acquired Company has loaned to, or made an investment in, or guaranteed the obligations of, any Person in excess of $100,000.

(b)           Each Contract disclosed in Section 4.13(a) of the Company Disclosure Schedule, required to be disclosed pursuant to this  Section 4.13 (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Acquired Companies, or an Acquired Company, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Acquired Companies, or an Acquired Company, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.  No Acquired Company has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Knowledge of the Company, has there been anything that a reasonable person would consider an indication that any such notice of termination will be served on or after the date of this Agreement on any Acquired Company by any counterparty to a Material Contract).  No Acquired Company, or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c)           With respect to the Applicable Contracts:

i.           each Acquired Company has been in compliance with each Applicable Contract since the effective date of such Applicable Contract;

ii.          to the Knowledge of the Company, each other Person that has any obligation or liability under any Applicable Contract has been in compliance with such Applicable Contract since the effective date of such Applicable Contract; and

iii.         no Acquired Company has given to, or received from, any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, or potential Breach of any Applicable Contract.

4.14        Insurance

(a)           The Company has delivered to Merger Corp:

i.           copies of all current policies of insurance to which any Acquired Company is a party, an insured, or a beneficiary, or under which any Acquired Company, or any director, officer, or manager of any Acquired Company in his or her capacity as such, is covered, a list of which is included in Schedule 4.14(a); and

ii.          copies of all pending applications for policies of insurance.

(b)           Schedule 4.14(b) sets forth a summary of the loss experience under each policy of insurance for each Acquired Company for the current policy year and each of the preceding three (3) policy years by year.  To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Schedule 4.14(a).

(c)           With respect to the policies of insurance:

i.           all policies of insurance to which any Acquired Company is a party, an insured, or a beneficiary:

(A)	are valid, outstanding, and enforceable; and

(B)	are sufficient for compliance with applicable Legal Requirements and all Applicable Contracts to which any Acquired Company is a party or by which it is bound.

ii.           since the Balance Sheet Date, no Acquired Company has received:

(A)	any refusal of insurance coverage or any notice that a defense will be afforded with reservation of rights; or

(B)
any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or will not be renewed or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; and

iii.           each Acquired Company has paid all premiums due, and has otherwise performed its obligations, under each policy of insurance to which it is a party or that provides coverage to it or to any of its directors, officers, or managers, in their capacity as such.  To the Knowledge of the Company, there is no threatened termination of, or premium increase (other than with respect to customary annual premium increases) with respect to, any insurance policy.

4.15        Environmental Matters

(a)           Each Acquired Company has at all times materially complied with all Environmental Laws.

(b)           No Acquired Company has received any Order, notice, or other communication (written or oral) relating to any actual, alleged, or potential violation of or failure to comply with any Environmental Law, or any actual or potential Environmental, Health, and Safety Liability.

(c)           There are no pending or, to the Knowledge of the Company, threatened claims or Encumbrances resulting from any Environmental, Health, and Safety Liability or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other asset owned or used by any Acquired Company or in which it has or had an interest.

(d)           No Acquired Company has for any material Environmental, Health, and Safety Liability, and no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any Acquired Company (i) having any material Environmental, Health and Safety Liability or (ii) materially violating any Environmental Law.

(e)           There is no Hazardous Material present on or under the Facilities or, to the Knowledge of the Company, any geographically, geologically, hydraulically or hydro-geologically adjacent property (“Adjoining Property”).  No Acquired Company, or, to the Knowledge of the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other asset in which any Acquired Company has or had an interest.

(f)            None of the Facilities and, to the Knowledge of the Company, no Adjoining Property, contains any (i) above-ground or underground storage tanks or (ii) landfills, surface impoundments, or disposal areas.

(g)           The Company has delivered to Merger Corp copies of all reports, studies, analyses, or tests initiated by or on behalf of or in the possession of any Acquired Company pertaining to the environmental condition of, Hazardous Material or Hazardous Activity in, on, or under, the Facilities or any Adjoining Property, or concerning compliance by any Acquired Company with Environmental Laws.

(h)           For purposes of this Section 4.15, the terms “Company” and “Acquired Company” shall include any entity that is, in whole or in part, a predecessor of the Company or any Acquired Company.

4.16        Employment Matters

Each Acquired Company is in compliance in all material respects with all Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case with respect to employees (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.  Except as set forth on Schedule 4.16, there are no material actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Knowledge of the Company, threatened or reasonably anticipated against any Acquired Company or any of their employees relating to any employee or employment issue.  There are no pending, or, to the Knowledge of the Company, material threatened claims or actions against any Acquired Company under any worker’s compensation policy or long-term disability policy other than ordinary and usual claims for benefits by participants and their beneficiaries.

4.17        Labor Disputes; Compliance

(a)           Each Acquired Company has at all times complied in all material respects with all Legal Requirements relating to employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, benefits, collective bargaining and similar requirements, the payment of Social Security and similar Taxes, and occupational safety and health.  No Acquired Company is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)           Since January 1, 2007, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Acquired Companies and (ii) none of the Acquired Companies has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act.

(c)           No Acquired Company is or has been a party to any collective bargaining agreement or other labor contract.

(d)           Since the Balance Sheet Date, there has not been, there is not pending or existing, and, to the Knowledge of the Company, there is not threatened, any strike, slowdown, picketing, work stoppage, employee grievance process, organizational activity, or other labor dispute involving any Acquired Company.

(e)           To the Knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

(f)           Since the Balance Sheet Date, except as set forth on Schedule 4.17(f), there has not been, and there is not pending or, to the Knowledge of the Company, threatened against or affecting any Acquired Company any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body.

(g)           No application or petition for an election or for certification of a collective bargaining agent is pending.

(h)           Since the Balance Sheet Date, there has not been, and there is not pending or, to the Knowledge of the Company, threatened, any lockout of any employees by any Acquired Company.

4.18        Intellectual Property Assets

(a)           Definition of Intellectual Property Assets.

i.           The term “Intellectual Property Assets” means all intellectual property owned, licensed (as licensor or licensee), or used by an Acquired Company, and all rights in, arising out of, or associated therewith, including:

ii.          the name of each Acquired Company, assumed, fictional, business and trade names, registered and unregistered trademarks, service marks, logos, common law trademarks and service marks and trademark and service mark registrations and applications (collectively, “Marks”);

iii.         United States, international and form patents, and applications therefore, and all reissues, divisions, dividends, removal, extension, provisionals, continuations and continuations in part thereof and  (collectively, “Patents”), and Invention Disclosures;

iv.         registered and unregistered copyrights corresponding thereto throughout the world in both published works and unpublished works, copyrights registrations and application therefor, and all other rights corresponding thereto throughout the world (collectively, “Copyrights”);

v.          all rights in mask works (as defined in Section 901 of the Copyright Act of 1976);

vi.         software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including APIs, and algorithms (collectively “Software”);

vii.        all know-how, business methods, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings, tangible or intangible proprietary information, and all documentation relating to any of the foregoing, and discoveries, whether or not patentable (collectively, “Trade Secrets”);

viii.       all rights in Internet addresses, websites, Internet domain names and numbers, and keywords held by an Acquired Company (collectively “Net Names”);

ix.          inventions (whether or not patentable) invention disclosure and, improvements;

x.           all databases and all rights therein throughout the world;

xi.          all moral and economic rights of author and invention, however denominated, throughout the world; and

xii.         any similar or equivalent rights to any of the foregoing anywhere in the world.

(b)           Nature of Intellectual Property Assets.

i.           The Intellectual Property Assets owned by each Acquired Company, together with the Intellectual Property Assets licensed by that Acquired Company and listed in Schedule 4.18(b), are all those used in or necessary for the conduct of the business of such Acquired Company as it is being conducted.  One or more Acquired Companies is the owner of each of the owned Intellectual Property Assets, free and clear of any Encumbrance, and has the right to use them without payment to any Person.

ii.          Since the Balance Sheet Date, no Acquired Company has assigned or otherwise transferred any interest in, or agreed to assign or otherwise transfer any interest in, any Intellectual Property Asset to any other Person, except pursuant to nonexclusive licenses in the ordinary course of business.

iii.         The consummation of the transaction contemplated by this Agreement will not (A) alter, restrict, encumber, impair or extinguish any Acquired Company rights in any Intellectual Property Assets or (B) result in the creation of any Lien upon any Intellectual Property Assets.

iv.         No person, other than the Acquired Companies, possess any current or contingent rights to license, sell or otherwise distribute the Intellectual Property Assets owned by each Acquired Company, and there are no restrictions binding any Acquired Company respecting the disclosure, use, license, transfer or other disposition of any Intellectual Property Asset.

(c)           Patents.

i.           Schedule 4.18(c) lists all Patents and invention disclosures relating to inventions conceived or reduced to practice by one or more officers, employees, independent contractors, or other parties with whom any Acquired Company may have collaborated in connection with developments on behalf of such Acquired Company’s business (“Invention Disclosures”), including the name of the Acquired Company that owns or uses such Patent or Invention Disclosure.

ii.           All Patents are in compliance with all applicable Legal Requirements (including payment of filing, examination, and maintenance fees, and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within 180 days after the Closing Date.  No Invention Disclosure describes any invention that has been publicly disclosed or offered for sale, creating a bar to filing patent applications within 180 days after the Closing.

iii.         No Patent has been or is involved in any interference, reissue, reexamination, or opposition Proceeding, and, to the Knowledge of the Company, no such Proceeding is threatened.  To the Knowledge of the Company, there is no potentially interfering patent or patent application of any Person with respect to any Patent.

iv.         No Patent is or has been infringed or has been challenged or, to the Knowledge of the Company, no such challenge is threatened.  None of the products manufactured or sold, or any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(d)           Marks.

i.           Schedule 4.18(d) lists all Marks, including the name of the Acquired Company that owns or uses such Mark.

ii.          All Marks have been registered with the United States Patent and Trademark Office and foreign countries where any of the Acquired Companies do substantial business related to the goods or services associated with such Marks, are in compliance with all applicable Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within 180 days after the Closing Date.

iii.         No Mark has been or is involved in any dispute, opposition, invalidation, or cancellation Proceeding and, to the Knowledge of the Company, no such Proceeding is threatened.

iv.         To the Knowledge of the Company, there is no potentially interfering trademark or trademark application of any Person with respect to any Mark.

v.          No Mark is or has been infringed or has been challenged and, to the Knowledge of the Company, no such challenge is threatened.  None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any Person.

(e)           Copyrights.

i.           Schedule 4.18(e) lists all registered Copyrights and all material unregistered Copyrights used in connection with the products or services provided by any Acquired Company, including the name of the Acquired Company that owns or uses such Copyright.

ii.          All registered Copyrights are in compliance with all applicable Legal Requirements, and all the Copyrights listed in Schedule 4.18(e) are valid and enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within 90 days after the Closing Date.

iii.         No Copyright listed in Schedule 4.18(e) is or has been infringed or has been challenged, and, to the Knowledge of the Company, no such challenge is threatened.  None of the subject matter of any Copyright infringes or is alleged to infringe any copyright of any Person or is a derivative work based upon the work of any other Person.

(f)           Trade Secrets.

The documentation relating to each Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.  The Acquired Companies have taken reasonable steps to protect their rights in the Company’s confidential information and to protect any confidential information provided to them by any other Person under obligation of confidentiality.

(g)           Software.

All Software owned, licensed, or used by any Acquired Company (other than commonly available, noncustomized third-party software licensed to an Acquired Company for internal use on a nonexclusive basis) is listed in Schedules 4.18(g).  Each Acquired Company has all rights necessary to use all copies of all Software used by such Acquired Company.

(h)           Net Names.

Schedule 4.18(h) lists all Net Names, including the name of the Acquired Company that owns or uses such Net Name.

i.           All Net Names have been registered in the name of an Acquired Company and are in compliance with all applicable Legal Requirements.

ii.          No Net Name has been or is involved in any dispute, opposition, invalidation, or cancellation Proceeding and, to the Knowledge of the Company, no such Proceeding is threatened.

iii.         To the Knowledge of the Company, there is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Net Name.

iv.         No Net Name is or has been infringed or has been challenged and, to the Knowledge of the Company, no such challenge is threatened.  No Net Name infringes or is alleged to infringe the trademark, copyright, or domain name of any other Person.

4.19        Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws

No Acquired Company and no Representative of any Acquired Company in its capacity as such has violated the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where the Company does business.  Each Acquired Company has at all times complied with all Legal Requirements relating to export control and trade sanctions or embargoes.  No Acquired Company has violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

4.20        Interested Party Transactions

(a) Except as set forth in the Company SEC Documents, contemplated by this Agreement or in connection with the Contemplated Transactions, no Acquired Company is a party to any transaction or agreement with any affiliate, shareholder that beneficially owns 5% or more of the Company Stock, or director or officer of any Acquired Company or, to the Knowledge of the Company, any affiliate of any such owner, officer or director, and (b) no event has occurred since January 1, 2007 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC other than what has previously been reported in the Company SEC Documents.

4.21        Brokers or Finders

Neither the Company nor any other Acquired Company, and none of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the Contemplated Transactions other than as set forth on Schedule 4.21.

4.22        Opinion of Financial Advisor

The Company Board has received from the Company’s financial advisor, Duff & Phelps, an opinion, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Common Stock is fair, from a financial point of view, to such holders.  A signed copy of such opinion shall be delivered to Merger Corp as soon as practicable for information purposes only.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF MERGER CORP

Merger Corp represents and warrants to the Company as follows:

5.1          Organization and Good Standing

Merger Corp is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

5.2          Enforceability and Authority; No Conflict

(a)           The execution, delivery, and performance by Merger Corp of this Agreement and the consummation by Merger Corp of the Contemplated Transactions have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Merger Corp and constitutes the legal, valid, and binding obligation of Merger Corp, enforceable against Merger Corp in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights.  Upon execution and delivery of this Agreement by Merger Corp, it will constitute the legal, valid, and binding obligation of Merger Corp, enforceable against Merger Corp in accordance with its terms.  Merger Corp has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and any related documents and to perform their obligations under this Agreement and such related documents.

(b)           Except as set forth in Schedule 5.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will directly or indirectly (with or without notice or lapse of time):

i.           contravene, conflict with, or violate (A) any Organizational Document of Merger Corp, or (B) any resolution adopted by the board of directors or the shareholders of Merger Corp;

ii.          contravene, conflict with, or violate, or give any Governmental Body or other Person the right to challenge any Contemplated Transaction, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Merger Corp, or any assets owned or used by Merger Corp, is subject; or

iii.         Breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Contract to which Merger Corp is a party.

(c)           Except as set forth in Schedule 5.2(c), Merger Corp is not required to give notice to or obtain Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any Contemplated Transaction.

5.3          Certain Proceedings

There is no Proceeding pending against Merger Corp that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any Contemplated Transaction.  To the knowledge of Merger Corp, no such Proceeding has been threatened.

5.4          Sufficient Finances

At or prior to the Closing, Merger Corp will have sufficient cash and cash equivalents available to perform its obligations hereunder, including the payment of the Merger Consideration.  Merger Corp has received commitment letters with respect to equity commitments, senior debt commitments and mezzanine debt commitments (collectively, the “Commitment Letters”) representing sufficient cash and cash equivalents to enable Merger Corp to pay the Merger Consideration and perform its obligations hereunder, and containing terms customary for transactions of this nature.

5.5          Brokers or Finders

Neither Merger Corp nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee, agent’s commission, or other similar payment in connection with this Agreement or the Contemplated Transactions.

5.6          Information Supplied

The information supplied or to be supplied by or on behalf of Merger Corp for inclusion or incorporation by reference in any communications by the Company to its Shareholders will not contain, on the date of any such communication and at the time of any vote of the Shareholders, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Effective Time, any event relating to Merger Corp or any of its affiliates, officers or directors should be discovered by Merger Corp which is required to be set forth in a supplementary disclosure to the Shareholders, Merger Corp shall promptly inform the Company.  Notwithstanding the foregoing, Merger Corp makes no representation or warranty with respect to any information supplied by the Company which is contained in any communication from the Company to its Shareholders.

ARTICLE 6.
COVENANTS OF THE COMPANY PRIOR TO CLOSING DATE

6.1          Operation of the Businesses of the Acquired Companies

Except for matters expressly permitted or contemplated by this Agreement or as set forth on Schedule 6.1, except as required by Applicable Law or except with the prior written consent of Merger Corp, from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated in accordance with Article 10, the Company shall, and shall cause each of the Acquired Companies to, conduct its business in the ordinary course of business consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its Intellectual Property Assets, business organization and material assets, (ii) keep available the services of its directors, officers and employees, (iii) maintain in effect all of its Governmental Authorizations and (iv) maintain satisfactory relationships with clients, lenders, suppliers, and others having material business relationships with the Company.  Without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement or as set forth on Schedule 6.1, except as required by Applicable Law, from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated in accordance with Article 10, the Company shall not, nor shall it permit any of Acquired Companies to, do any of the following without the prior written consent of Merger Corp:

(a)           enter into any new line of business;

(b)           amend any Acquired Company’s Organizational Documents (whether by merger, consolidation or otherwise);

(c)           (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Acquired Companies, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of an Acquired Company to its parent, (ii) split, combine or reclassify any capital stock of any Acquired Company, (iii) except as otherwise provided in Section 6.1(d), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of any Acquired Company, or (iv) purchase, redeem or otherwise acquire any Company Stock, except for acquisitions of Company Stock by the Company in satisfaction by holders of Company Stock Options of the applicable exercise price and/or withholding taxes, or (v) take any action that would result in any material amendment, modification or change of any term of any Indebtedness of any Acquired Company;

(d)           (i) issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of any Company Stock, other than the issuance of shares of Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement, in each case in accordance with the applicable equity award’s terms as in effect on the date of this Agreement, or (ii) amend any term of any Company Stock (in each case, whether by merger, consolidation or otherwise);

(e)           adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to any Acquired Company;

(f)           make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $50,000 in the aggregate in any fiscal quarter;

(g)           acquire (i) any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

(h)           sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any of its Intellectual Property Assets, material assets or material properties except (i) pursuant to existing contracts or commitments, or (ii) the incurrence of Permitted Encumbrances incurred in the ordinary course of business consistent with past practice;

(i)            (i) hire any new employee to whom a written offer of employment has not previously been offered and accepted prior to the date of this Agreement or, after the date of this Agreement, extend any new offers of employment with any Acquired Company to any individual, (ii) grant to any current or former director, officer, employee or consultant of any Acquired Company any (A) increase in compensation, (B) bonus or (C) benefits in addition to those pursuant to arrangements in effect on the date hereof, (iii) grant to any current or former director, officer, employee or consultant of any Acquired Company any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, (iv) establish, adopt, enter into or amend any Company Employee Plan (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement, in each case except as required by Applicable Law, (v) take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan except to the extent required pursuant to the terms thereof or Applicable Law, or (vi) make any Person a beneficiary of any retention or severance plan, agreement or other arrangement under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

(j)            (i) write-down any of its material assets, or (ii) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(k)           (i) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of any Acquired Company, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than (A) in connection with the financing of ordinary course trade payables consistent with past practice or (B) accounts payable in the ordinary course of business consistent with past practice), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to any Acquired Company or (B) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice);

(l)           amend, renew, restate or renegotiate any Forbearance Agreement;

(m)          agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting any Acquired Company from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Merger Corp or any of its affiliates after the consummation of the Merger or the Closing Date;

(n)           enter into any Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $10,000 or with a value over the life of the Contract in excess of $30,000, other than (i) Contracts in the ordinary course of business consistent with past practice pursuant to which any Acquired Company is providing services, or (ii) renewals of Contracts to which any Acquired Company is a party as of the date of this Agreement by the counterparty thereto pursuant to a contractual right of renewal held by such counterparty under such Contract as of the date of this Agreement;

(o)           provide any material refund, credit or rebate to any client, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(p)           (i) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file any claim for Tax refunds, enter into any closing agreement, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business consistent with past practice), settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability);

(q)           (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $10,000 in any individual case, other than (A) as required by their terms as in effect on the date of this Agreement, (B) claims, liabilities or obligations reserved against on the Interim Balance Sheet (for amounts not in excess of such reserves), or (C) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, provided that, in the case of each of (A), (B) or (C), the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligation (other than the payment of money) to be performed by any Acquired Company following the Closing Date, (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $10,000 in any individual case except in the ordinary course of business consistent with past practice, or (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which any Acquired Company is a party;

(r)           engage in (i) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (ii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by any Acquired Company that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (iii) any other promotional sales or discount activity, in each case in clauses (i) through (iii) in a manner outside the ordinary course of business consistent with past practice;

(s)           make any reduction in any payments to any seller who is important to the Acquired Companies on a going forward basis;

(t)           make any reduction in bonuses or change in control payments to any Continuing Employee; or

(u)          authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing provisions of this Section 6.1, the restrictions set forth in this Section 6.1 shall not apply to any action by the Company that is taken by, or at the direction of, the President and Chief Operating Officer of the Company, acting in good faith and consistent with all professional and fiduciary standards.

6.2          Filings and Notifications; Cooperation

As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Legal Requirements, the Company shall, and shall cause each Acquired Company and each of their Related Persons to, make all filings and notifications required by Legal Requirements to be made by them in connection with the Contemplated Transactions (including all filings under the HSR Act).  The Company shall, and shall cause each Acquired Company and each of their Related Persons to, reasonably cooperate with Merger Corp, its Related Persons, and their respective Representatives (a) with respect to all filings and notifications that Merger Corp or its Related Persons elect to make or shall be required by Legal Requirements to make in connection with the Contemplated Transactions, (b) in identifying and obtaining the Governmental Authorizations required by Merger Corp to own and operate each Acquired Company from and after the Closing Date, and (c) taking all actions requested by Merger Corp to cause early termination of any applicable waiting period under the HSR Act.

6.3          Notice

(a)           Prior to the Closing Date, the Company shall promptly provide notice to Merger Corp of any Breach of any representation or warranty of the Company that would be reasonably likely to lead to a Material Adverse Effect.  Should any such Breach relate to the Disclosure Schedules, the Company shall promptly deliver to Merger Corp a supplement to the Disclosure Schedules.

(b)           Prior to the Closing Date, the Company shall promptly provide notice to Merger Corp of:

i.           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

ii.          any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement;

iii.         any Proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any Acquired Company, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.9, 4.10, 4.11, or 4.12, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

iv.         any notice or other communication from any Major Client or Major Supplier that such Major Client or Major Supplier is terminating or materially reducing its relationship with the Acquired Companies as a result of the transactions contemplated by this Agreement; and

v.          any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.2 not to be satisfied.

6.4          Return or Destruction of Offering Materials

As promptly as practicable after the Closing Date, the Company shall require each third party that received confidential information with respect to the Acquired Companies in connection with the solicitation of bids  for the Acquired Companies (the “Bid Materials”) to return or destroy all such Bid Materials received in tangible form, without retaining any copy or duplicate thereof, subject to the provisions of the confidentiality agreements between the Company and each such party governing the Bid Materials.  In addition, "Bid Materials" shall be deemed to include all notes, analyses, compilations, studies, interpretations and other documents prepared by a receiving party or its Representatives which contains, reflects, is based upon or was generated from, in whole or in part, the information furnished to such receiving party.

6.5          Use of Closing Date Cash

Notwithstanding anything to the contrary contained herein, the Company shall be permitted to use Closing Date Cash to pay a portion of the Closing Disbursements.

6.6          Dissolution of Inactive Subsidiaries

Prior to the Closing Date, the Company shall have dissolved, or caused the dissolution of each of ABR Advisors, Inc., Asset Preservation Corp, BPI/PPA, Inc., the Document Company,  Haddon Strategic Alliances, Inc., MD Bluestein, Inc., Pension Administration Services, Inc.,  Potomac Retirement Consultants, LLC, the Pension Alliance of Baltimore, LLC, the Pension Alliance of Boston, LLC, the Pension Alliance of Delaware Valley, LLC, and the Pension Alliance of Harrisburg, LLC, delivered proof of such dissolutions reasonably acceptable to Merger Corp (which dissolutions may, in one or more cases, be subject to final confirmation from the appropriate state authorities).

6.7          Other Releases

As of the Closing Date, the Company shall have obtained an acknowledgement and release from each of the persons listed on Schedule 6.7, in a form reasonably acceptable to Merger Corp.

6.8          Seller Notes

Contemporaneously with the Closing Date, the Company shall have paid in full each of the Seller Notes.  The Company may negotiate reductions in the amounts otherwise due and payable with the holders of certain of the Seller Notes, in which case the Company shall have obtained releases, in a form reasonably acceptable to Merger Corp, from each of the holders of each of the Seller Notes so reduced, of any claims related to or arising out of such Seller Notes.  The Company shall use its best commercially reasonable efforts to obtain releases, in a form reasonably acceptable to Merger Corp, from each of the holders of each of the Seller Notes who do not agree to reductions in the amounts otherwise due and payable under such Seller Notes.

6.9          Executive Agreements

As of the Closing Date, the Company shall have terminated each of the Executive Agreements, and obtained releases, in a form reasonably acceptable to Merger Corp, from any claims related to or arising out of the Executive Agreements.

6.10        Net Working Capital

As of the Closing Date, the Company and Merger Corp shall use their best commercially reasonable efforts to jointly prepare, in good faith, the Closing Date Financial Statements.

6.11        Settlement Agreement

As of the Closing Date, the Company, or a third party reasonably acceptable to the Company and Merger Corp, shall have received signed motion papers and other documents sufficient to effectuate the dismissal of CCM Master Qualified Fund, Ltd and CCM SPV II, LLC v. National Investment Managers, Inc., Supreme Court of the State of New York, New York County, Index Number 650494/2010, along with irrevocable instructions to cause such motion papers to be filed with the court upon the payment to CCM Master Qualified Fund, Ltd. and CCM SPV II, LLC of their pro rata share of the Merger Consideration, as described in the Voting Agreement dated November 24, 2010 by and between the Company and certain holders of Company Stock, all in a form reasonably acceptable to Merger Corp.

ARTICLE 7.
COVENANTS OF MERGER CORP PRIOR TO CLOSING DATE

7.1          Filings and Notifications; Cooperation

As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Legal Requirements, Merger Corp shall, and shall cause each of its Related Persons to, make all filings and notifications required by Legal Requirements to be made by them in connection with the Contemplated Transactions (including all filings under the HSR Act).  Merger Corp shall, and shall cause each its Related Persons to, reasonably cooperate with the Acquired Companies, their Related Persons, and their respective Representatives (a) with respect to all filings and notifications that the Acquired Companies or their Related Persons elect to make or shall be required by Legal Requirements to make in connection with the Contemplated Transactions, (b) in identifying and obtaining the Governmental Authorizations required by Merger Corp to own and operate each Acquired Company from and after the Closing Date, and (c) take all actions requested by Merger Corp to cause early termination of any applicable waiting period under the HSR Act.

7.2          Notice

(a)           Prior to the Closing Date, Merger Corp shall promptly provide notice to the Company of any Breach of any representation or warranty of Merger Corp or Merger Corp that would be reasonably likely to lead to a Material Adverse Effect.

(b)           Prior to the Closing Date, Merger Corp shall promptly provide notice to the Company of any Breach of any covenant of Merger Corp in this Article 7 or any fact or circumstance that would be reasonably likely to lead to a Material Adverse Effect.

7.3          Enforcement of Commitment letters

Merger Corp shall take all steps necessary to enforce its rights under the Commitment Letters and obtain the funds sufficient to enable it to pay the Merger Consideration and perform its obligations under this Agreement.

ARTICLE 8.
ADDITIONAL AGREEMENTS

8.1          Acquisition Proposals

(a)           No Solicitation.  The Company agrees that no Acquired Company or any of their officers and directors shall, and that the Company shall use all reasonable efforts to cause each Acquired Company’s Representatives not to directly or indirectly (i) solicit, initiate, or knowingly take any action to encourage or facilitate the submission of an Acquisition Proposal; (ii) conduct or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information relating to, the Acquired Companies with, or knowingly assist, participate in, facilitate or encourage any effort by, any Person (other than Merger Corp, or any direct or indirect subsidiary of Merger Corp) that has expressed an intention to make, or has made an Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, (iv) withdraw, amend or modify in a manner adverse to Merger Corp, or propose to withdraw, amend or modify in a manner adverse to Merger Corp its recommendation in favor of the adoption of the Agreement by the Shareholders, (v) execute or enter into any letter of intent or similar document that could reasonably be expected to lead to an Acquisition Proposal, or (vi) terminate, amend or waive any material rights under any “standstill” or other similar agreement between the Company or any other Acquired Company and any other Person, except in the case of clauses (ii), (iii), (iv), or (v) to the extent specifically permitted pursuant to Section 8.1(c) or Section 8.1(d).  The Company and the other Acquired Companies will immediately cease and cause to be terminated any and all existing activities, discussions or negotiation with any third parties conducted heretofore with respect to consideration of any proposal that is or could reasonably be expected to lead to an Acquisition Proposal.

(b)           Notification of Unsolicited Acquisition Proposals.  As promptly as practicable (and in any event no later than 48 hours) after receipt of any Acquisition Proposal or any request for non-public information from any Person seeking to have discussions or negotiations with the Company that could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Merger Corp with notice of such Acquisition Proposal, request or inquiry, provided that it shall not be required to divulge the identity of the party making such Acquisition Proposal, request or inquiry or the terms thereof.  The Company shall provide Merger Corp with 24 hours prior notice of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal.  The Company shall notify Merger Corp of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information or data to any person, which notice shall be given as promptly as practicable after such meeting.

(c)           Superior Proposals.  Notwithstanding anything to the contrary contained in Section 8.1(a), in the event that the Company receives an unsolicited written Acquisition Proposal from a Third Party that did not result from a breach of this Section 8.1 and that the Company’s Board of Directors (the “Company Board”) has in good faith concluded, after consultation with its outside legal counsel and its financial advisors, that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal, then the Company may then (i) furnish non-public information to the third party making such Acquisition Proposal, and (ii) engage in negotiations with the third party with respect to such Acquisition Proposal; provided however, that:

i.           the Company complies with all of the terms of this Section 8.1;

ii.          prior to furnishing any non-public information or entering into any negotiations or discussions with such third party, (A) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public information furnished to such third party, and (B) contemporaneously with furnishing any such non-public information to such third party, the Company furnishes such non-public information to Merger Corp to the extent such non-public information has not previously been so furnished; and

iii.         the Company Board reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations could reasonably result in a breach of the Company Board’s fiduciary duties to the Shareholders under applicable Legal Requirements.

(d)           Change of Recommendation.  Notwithstanding anything to the contrary contained in Section 8.1(a), in response to the receipt of a Superior Proposal (i) the Company Board may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to the Shareholders, may recommend that the Shareholders accept the tender or exchange offer (ii) the Company Board, the Company or any other Acquired Company may approve, endorse, or recommend any Superior Proposal, or (iii) the Company or any other Acquired Company may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Proposal or transaction contemplated thereby (any of the foregoing actions set forth in (i), (ii) or (iii), whether by the Company Board or a committee thereof, a “Change of Recommendation”), if all of the following conditions are met:

i.           the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel that a Superior Proposal has been made and not withdrawn;

ii.          the Shareholders have not approved this Agreement in accordance with applicable Legal Requirements;

iii.         the Company shall have delivered to Merger Corp written notice at least five (5) Business Days prior to publicly effecting such Change of Recommendation which states expressly (1) that the Company has received a Superior Proposal, (2) the final terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (3) that the Company intends to effect a Change of Recommendation; and

iv.         the Company Board shall have determined (1) after consultation with its financial advisor, that the terms of the Superior Proposal are more favorable to the Shareholders of the Company than the Merger and (2) after consultation with outside legal counsel, the failure to effect a Change of Recommendation could reasonably result in a breach of the Company Board’s fiduciary duties to the Shareholders under applicable Legal Requirements.

In addition, the Company Board may withdraw, modify or fail to make, in a manner adverse to Merger Corp, the recommendation of the Company Board in favor of the adoption and approval of this Agreement and the approval of the Merger in response to a material fact, event, change, development or set of circumstances (other than an Acquisition Proposal occurring or arising after the date of this Agreement) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement (an “Intervening Event”), if the Company Board determines in good faith after consultation with outside legal counsel, that in light of such Intervening Event, the failure of the Company Board to effect such a change of recommendation could reasonably result in a breach of its fiduciary duties under applicable Legal Requirements.

(e)           Compliance with Disclosure Obligations.  Nothing contained in this Agreement shall prohibit the Company or the Company Board from complying with Rules 14a-9, 14d-9, 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company Board, after consultation with its outside legal and financial advisors, such disclosure is required in order for the Company Board to comply with its fiduciary obligation, or is otherwise required under applicable Legal Requirements, provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Company Board expressly publicly reaffirms its Board Recommendation (i) in such communication or (ii) within two (2) Business Days after requested to do so by Merger Corp.  Without limiting the foregoing, the Company shall not effect a Change of Recommendation (including any change of recommendation pursuant to the last paragraph of Section 8.1(d)) unless specifically permitted pursuant to the terms of Section 8.1(d).

8.2          Preparation of Proxy Statement; Shareholders’ Approval

As promptly as reasonably practicable following the date hereof, the Company Board shall recommend that its Shareholders vote in favor of adoption of this Agreement (the “Board Recommendation”), and as promptly as reasonably practicable thereafter, the Company shall (a) take all actions necessary in accordance with law and its articles of incorporation and bylaws to hold a meeting of Shareholders or solicit actions by written consent of the Shareholders and (b) use commercially reasonable efforts to obtain the requisite approvals of the Shareholders necessary for (i) the approval of this Agreement and (ii) the approval of an amendment to the Company’s articles of incorporation in substantially the form of Exhibit B hereto (the “Preferred Amendment”), whether at a Shareholder meeting or by written consents, including, preparing solicitation materials or an information statement and related materials that shall be reasonably acceptable to Merger Corp.  Notwithstanding the foregoing, the Company may delay, adjourn or postpone the date of any meeting of the Shareholders if and to the extent necessary to obtain a quorum of its Shareholders to take action at the meeting.

8.3          Access to Information; Confidentiality

Subject to Legal Requirements and confidentiality agreements, from the date of this Agreement until the Effective Time, the Company shall, and shall cause the other Acquired Companies and the officers, directors, employees, auditors and agents of the Company and the other Acquired Companies to afford Merger Corp reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, contracts, commitments, books and records of the Company and each of the other Acquired Companies, and all other financial, operating and other data and information and any other information concerning its business, properties and personnel as Merger Corp may reasonably request.  Notwithstanding the foregoing, neither the Company nor any of the other Acquired Companies shall be required to provide access to or disclose information where such access or disclosure would (i) upon the advice of counsel, jeopardize the attorney-client privilege of the Company, the Company Board or any committee thereof, or the other Acquired Companies, (ii) violate any obligation of confidentiality that any Acquired Company owes to any third party, or (iii) contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement.  Merger Corp and its Related Persons shall not use any information or data provided to them in connection with this Agreement, or any derivations thereof, other than in connection with consummating the Contemplated Transactions.

8.4          Transfer Taxes

Merger Corp and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

8.5          Director Resignations

The Company shall use its commercially reasonable efforts to obtain and deliver to Merger Corp at the Closing evidence reasonably satisfactory to Merger Corp of the resignations, effective as of the Effective Time, of those directors and executive officers of the Company and any other Acquired Company designated by Merger Corp to the Company in writing.

8.6          Directors’ and Officers’ Indemnification and Insurance

(a)           For six (6) years after the Effective Time, Merger Corp shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in no event will Merger Corp or the Surviving Corporation be required to expend in any one year in excess of two hundred fifteen percent (215%) of the annual premium paid by the Company as of November 4, 2010 for such coverage (and to the extent the annual premium would exceed two hundred fifteen percent (215%) of the annual premium paid by the Company as of November 4, 2010 for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such two hundred percent fifteen (215%) of such annual premium).  Notwithstanding anything in Article 6 to the contrary, the Company shall be permitted to purchase a prepaid “tail” or runoff policy under the Company’s officers’ and directors’ liability insurance policy prior to the Closing, which policy may provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising form facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement; provided that the cost of such “tail” or runoff policy does not exceed two hundred percent fifteen (215%) of the annual premium paid by the Company as of November 4, 2010.  If such prepaid “tail” or runoff policy has been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)           As of the Closing Date, provided that Company has not previously purchased a prepaid “tail” or runoff policy pursuant to Section 8.6(a), Merger Corp shall purchase the prepaid “tail” or runoff officers’ and directors’ insurance policy set forth on Schedule 8.6(b).   On the Closing Date, Merger Corp will be credited with Twenty-Seven Thousand Three Hundred Seventy-Five Dollars ($27,375) towards the Merger Consideration.

(c)           [Intentionally left blank]

(d)           From and after the Effective Time, the Surviving Corporation will, and Merger Corp will cause the Surviving Corporation and the other Acquired Companies to fulfill and honor in all respects the obligations of the Company and the other Acquired Companies pursuant to (i) each indemnification agreement in effect between the Company or any of the other Acquired Companies and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or the other Acquired Companies; and (ii) any indemnification provision and any exculpation provision set forth in the articles or certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement.

(e)           If Merger Corp, the Surviving Corporation, or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Merger Corp or the Surviving Corporation, as the case may be, shall assume the obligations of this Section 8.6.

(f)           This Section 8.6 is intended to be for the benefit of, and shall be enforceable by the parties covered hereby and their heirs and personal representatives and shall be binding on Merger Corp and the Surviving Corporation and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  On and after the Closing, the obligations of Merger Corp under this Section 8.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any party covered by this Section 8.6 without the consent of such affected party.

8.7          Employee Benefits

(a)           As of and for a period of twelve (12) months following the Closing Date, Merger Corp will, or will cause the Surviving Corporation and the Acquired Companies to use their best commercially reasonable effort to, either (i) continue certain Employee Plans of the Company, (ii) permit employees of the Company and each of the other Acquired Companies who continue employment with Merger Corp, the Surviving Corporation or the other Acquired Companies following the Closing Date (the “Continuing Employees”) while they remain so employed, and as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies of Merger Corp or its affiliates no less favorable in the aggregate than those provided to similarly situated employees of Merger Corp or its affiliates during such period, or (iii) a combination of clauses (i) and (ii).  To the extent that Merger Corp elects to have the Continuing Employees and their eligible dependents participate in its or its affiliates employee benefit plans, program or policies following the Closing Date, Merger Corp shall, or shall cause the Surviving Corporation or the other Acquired Companies to, recognize the prior services with the Company or other Acquired Companies as of immediately prior to the Closing in connection with all employee benefit plans, programs or policies of Merger Corp or its affiliates in which Continuing Employees are eligible to participate for purposes of eligibility to participate, vesting and determination of level of benefits.

(b)           From and after the Closing Date, Merger Corp shall, or shall cause the Surviving Corporation or the other Acquired Companies to use their best commercially reasonable efforts to , (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Merger Corp or its affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Company Employee Plans as of the time immediately preceding the Closing, and (ii) provide each Continuing Employee with credit for any deductibles paid under any Company Employee Plan that provides group health plan benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any group health plans of Merger Corp, the Surviving Corporation or any other Acquired Company to the same extent that such expenses were recognized under the comparable Company Employee Plan.

8.8          Section 16 Matters

Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any dispositions of Company Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 9.
CONDITIONS TO THE MERGER

9.1          Conditions to the Obligations of Each Party to Effect the Merger

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or written waiver by all parties, if permissible under the Legal Requirements) at or prior to the Closing Date of the following conditions:

(a)           Company Shareholder Approval.  This Agreement and the Preferred Amendment shall have been approved and adopted by the Shareholders by the requisite vote (including any required series vote by any series of the Preferred Stock) under the applicable Legal Requirements.

(b)           No Order.  No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, executive order, decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c)           Regulatory Approval.  All waiting periods (and extensions thereof) under the HSR Act relating to the transaction contemplated hereby shall have expired or been earlier terminated.

(d)           No Governmental Restrictions.  There shall not be any pending or threatened suit, action or Proceeding asserted by any Governmental Body or by any other Person before any Governmental Body challenging or seeking to make illegal, delay materially, or otherwise directly or indirectly restrain or prohibit the consummation of the Contemplated Transactions.

9.2          Additional Conditions to the Obligations of Merger Corp

The obligations of Merger Corp to consummate and effect the Merger shall be subject to the satisfaction (or written waiver exclusively by Merger Corp, if permissible under applicable Legal Requirements) at or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall have been true and correct in all respects (disregarding any materiality of Material Adverse Effect qualifications in such representations and warranties) as of the date hereof and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)           Material Adverse Effect.  No effect, either individually or in the aggregate shall have occurred and be continuing after the date of this Agreement that has or would reasonably be expected to have a Material Adverse Effect on the Company.

(d)           Officer’s Certificate.  Merger Corp shall have received a certificate from an authorized executive officer of the Company dated as of the Closing Date to the effect that conditions set forth in Sections 9.2(a), 9.2(b), and 9.2(c) have been satisfied, signed on behalf of the Company by such officer.

(e)           FIRPTA Certificate.  On the Closing Date, the Company shall deliver to Merger Corp a properly executed FIRPTA certificate in a form reasonably acceptable to Merger Corp for purposes of satisfying Merger Corp’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(f)           Eligible Dissenting Shares.  Except as set forth on Schedule 9.2(f), Eligible Dissenting Shares shall constitute no more than twelve percent (12%) of the outstanding shares of Company Stock.

(g)           Proceedings.  There shall not be instituted or pending any Proceeding by any Governmental Body (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain damages in connection therewith, (ii) seeking to restrain or prohibit Merger Corp’s ownership or operation (or that of its affiliates) of all or any material portion of the business, assets or products of the Acquired Companies, taken as a whole, or of Merger Corp and its Subsidiaries, taken as a whole, or to compel Merger Corp or any of its affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Acquired Companies, taken as a whole, or of Merger Corp and its Subsidiaries, taken as a whole, (iii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Merger Corp or any of its affiliates effectively to acquire, hold or exercise full rights of ownership of Company Stock or any shares of common stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the Company’s shareholders, or (iv) seeking to require divestiture by Merger Corp, or any of Merger Corp’s other affiliates of any Equity Security.

(h)           Forbearance Agreements.  Each Forbearance Agreement shall remain in full force and effect, and the Acquired Companies shall have performed or complied in all respects with the agreements, obligations and covenants required by the Forbearance Agreements.

(i)            No Order.  There shall not be in effect any Order that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 9.2(g).

9.3          Additional Conditions to the Obligations of the Company

The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction (or written waiver exclusively by the Company, if permissible under applicable Legal Requirements) at or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Merger Corp contained in this Agreement shall have been true and correct in all respects (disregarding any materiality of Material Adverse Effect qualifications in such representations and warranties) as of the date hereof and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Merger Corp’s ability to pay the Merger Consideration and consummate the Contemplated Transactions.

(b)           Agreements and Covenants.  Merger Corp shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c)           Officer’s Certificate.  Company shall have received a certificate from an authorized executive officer of Merger Corp dated as of the Closing Date to the effect that conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied, signed on behalf of Merger Corp by such authorized officer.

ARTICLE 10.
TERMINATION

10.1        Termination

Subject to Section 10.2, by notice given prior to or at the Closing, this Agreement may be terminated as follows:

(a)           by mutual written consent, duly authorized by the Boards of Directors of each of Merger Corp and the Company;

(b)           by either the Company or Merger Corp if:

i.           the Merger shall not have been consummated by  March 31, 2011 (or  upon the Company’s election and subject to the terms of that certain Escrow Agreement dated January 21, 2011 by and among the Company, Stonehenge Partners, Inc., and Mercantile Title Agency, Inc., as amended March 7, 2011, April 15, 2011) as a result of a failure to satisfy the conditions set forth in Section 9.1 (the “End Date”); provided however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a willful or intentional material breach of this Agreement;

ii.          any Governmental Body shall have issued an Order or taken any other action (including the failure to have taken an action ), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; or

iii.         the required approval of the Shareholders (including any required series vote by any series of the Preferred Stock) contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting (or any adjournment or postponement thereof) or by written consent of the Shareholders.

(c)           by the Company:

i.           upon a breach of any representation, warranty, covenant or agreement on the part of Merger Corp set forth in this Agreement, or if any representation or warranty of Merger Corp shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) or 9.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue; provided, however, that if such inaccuracy in Merger Corp’s representations and warranties or breach by Merger Corp is curable by Merger Corp prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 10.1(c) prior to thirty (30) days following the receipt by Merger Corp of written notice from the Company to Merger Corp of such breach provided Merger Corp continues to exercise all reasonable efforts to cure such breach through such thirty (30) day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(c) if it shall have materially breached this Agreement or if such breach by Merger Corp is cured within such thirty (30) day period); or

ii.          if the Company shall have entered into a definitive binding agreement with respect to a Superior Proposal pursuant to and in compliance with Section 8.1(d).

(d)           by Merger Corp:

i.           if a Change of Recommendation shall have occurred;

ii.          if the Company or any of its Representatives shall have materially breached any of its obligations under Section 8.1;

iii.         upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or 9.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Merger Corp may not terminate this Agreement under this Section 10.1(d) prior to thirty (30) days following the receipt by the Company of written notice from Merger Corp to the Company of such breach provided the Company continues to exercise all reasonable efforts to cure such breach through such thirty (30) day period (it being understood that Merger Corp may not terminate this Agreement pursuant to this Section 10.1(d) if it shall have materially breached this Agreement or if such breach by the Company is cured within such thirty (30) day period);

iv.         if an Intervening Event shall have occurred and the Company Board shall have withdrawn, modified, or failed to make, the recommendation of the Company Board in favor of the adoption and approval of this Agreement and the approval of the Merger as a result of such Intervening Event; or

v.          if any effect, either individually or in the aggregate, shall have occurred since the date hereof that has, or could reasonably be expected to have, a Material Adverse Effect on the Company.

10.2        Effect of Termination; Termination Fees

(a)           Each party’s right of termination under Section 10.1 is in addition to any other right it may have under this Agreement or otherwise, and the exercise of a party’s right of termination will not constitute an election of remedies.  If this Agreement is terminated pursuant to Section 10.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 10.2, Section 10.3 and Article 12 will survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any party from any liability for any Breach of this Agreement occurring prior to termination.

(b)           If Merger Corp terminates this Agreement pursuant to Section 10.1(d)(i), 10.1(d)(ii), or 10.1(d)(iv), or if the Company terminates this Agreement pursuant to Section 10.1(c)(ii), the Company shall pay to Merger Corp, as its exclusive remedy hereunder, cash in an amount equal to a fee in the amount of three percent (3%) of the Merger Consideration (the “Termination Fee”).  Such payment shall be made via wire transfer of immediately available funds to an account designated by Merger Corp on the earlier of (i) thirty (30) days after the effective date of the termination by Merger Corp, or (ii) the execution by the Company of a definitive agreement with respect to any Acquisition Proposal.

(c)           If this Agreement is terminated pursuant to Section 10.1(b)(i), 10.1(b)(iii) or 10.1(d)(iii) and (i) prior to such termination (in the case of termination pursuant to Section 10.1(b)(i) or 10.1(d)(iii)) or prior to obtaining the required approval of the Shareholders (in the case of termination pursuant to Section 10.1(b)(iii)), an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its shareholders or (C) consummated, a transaction contemplated by such Acquisition Proposal, then the Company shall pay to Merger Corp (by wire transfer of immediately available funds), within two (2) Business Days after entering into such definitive agreement, making such recommendation or consummating such transaction, the Termination Fee.

(d)           In the event that this Agreement is terminated pursuant to Section 10.1(b)(i), 10.1(b)(iii), or 10.1(d)(iii), the Company shall as promptly as possible (but in any event within two (2) Business Days) following receipt of an invoice therefor pay all of Merger Corp’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Merger Corp and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Merger Corp Expenses”) as directed by Merger Corp in writing; provided that the amount of any payment of the Merger Corp Expenses pursuant to this Section 10.2(d) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to Section 10.2(b) or 10.2(c).  In addition, the amount of any payment received by Stonehenge Partners, Inc. pursuant to that certain Escrow Agreement by and among Stonehenge Partners, Inc., the Company, and Mercantile Title Agency, Inc. dated January 21, 2011 shall be credited against any obligation of the Company to pay the Merger Corp Expenses pursuant to this Section 10.2(d).

(e)           The Company acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Merger Corp would not enter into this Agreement.  Accordingly, if the Company fails to pay any amount due to Merger Corp pursuant to this Section 10.2, when held by a court of competent jurisdiction or otherwise agreed to have been due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the prime rate of interest as published in the Wall Street Journal from the date such amount was first payable to the date it is paid.

(f)            Merger Corp acknowledges and agrees that the Termination Fee contemplated by this Section 10.2 shall be payable by the Company on only one occasion, whether or not the facts or circumstances giving rise to the Company’s obligation to pay the Termination Fee may otherwise trigger an obligation to pay the Termination Fee under more than one subsection of this Section 10.2 or on more than one occasion pursuant to the same subsection of this Section 10.2

(g)           Except as set forth in Section 10.2(b) above, nothing hereunder shall limit or otherwise prejudice any rights or claims that any party hereto may have, and any party may pursue all legal remedies to which such party may be entitled a law or in equity (including specific performance) under this Agreement or otherwise in addition to the remedies set forth above.

10.3        Enforcement of Agreement

Each party acknowledges and agrees that the other party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Accordingly, each party agrees that, in addition to any other right or remedy to which any other party may be entitled at law or in equity, a party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent Breaches or threatened Breaches, without posting any bond or giving any other undertaking.

ARTICLE 11.
SURVIVAL

11.1        Survival

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, and any certificate, document, or other writing delivered pursuant to this Agreement will expire at the Closing except for those covenants and agreements that require by their terms performance after the Closing, which shall survive the Closing.

ARTICLE 12.
MISCELLANEOUS

12.1        Expenses

(a)           Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Contemplated Transactions, including all fees and expenses of its Representatives.  Merger Corp will pay the entire HSR Act filing fee, if any.  Except as set forth on Schedule 12.1(a), no Acquired Company has incurred any fees or expenses in connection with this Agreement and the Contemplated Transactions.  The obligation of each party to bear its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

(b)           All stamp, documentary, and other Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement, whether pertaining to the Shares or any assets and properties of the Acquired Companies, will be paid by Merger Corp.

12.2        Public Announcements

Merger Corp and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or announcement may be required by Legal Requirements or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Merger Corp, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Merger Corp before issuing any press release or making any other public statement with respect to its receipt and consideration of any Acquisition Proposal or acceptance of any Superior Proposal.

12.3        Disclosure Schedules

(a)           In the event of any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)           Notwithstanding anything to the contrary contained in the Disclosure Schedules or any supplement to the Disclosure Schedules, the statements in the Disclosure Schedules, and those in any supplement thereto, relate only to the provisions in the Sections of this Agreement to which they expressly relate and not to any other provision in this Agreement.

12.4        Further Assurances

The parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement, the Contemplated Transactions, and the documents to be delivered pursuant to this Agreement.

12.5        Entire Agreement

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation to which Merger Corp is subject) and constitutes (along with the Disclosure Schedules, the exhibits, and the other documents to be delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter of this Agreement.

12.6        Modification

This Agreement may only be amended, supplemented, or otherwise modified by a writing executed by Merger Corp and the Company.

12.7        Assignments and Successors

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other parties.

12.8        No Third-Party Rights

Other than the parties, and with respect to their rights to the Merger Consideration, the Shareholders, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement.  This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a party to the Agreement.

12.9        Remedies Cumulative

The rights and remedies of the parties are cumulative and not alternative.

12.10      Governing Law

All matters relating to or arising out of this Agreement or any Contemplated Transaction and the rights of the parties (whether sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of Florida without regard to conflicts of laws principles that would require the application of any other law.

12.11      Jurisdiction; Service of Process

Except as otherwise provided in this Agreement, any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction shall be brought in the courts of the State of Ohio, County of Franklin, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, Eastern Division, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.  Each party acknowledges and agrees that this Section 12.11 constitutes a voluntary and bargained-for agreement between the parties.  Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world, including by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.15.  Nothing in this Section 12.11 will affect the right of any party to serve legal process in any other manner permitted by law or at equity.

12.12      Waiver of Jury Trial

EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

12.13      Attorneys’ Fees

In the event any Proceeding is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees, expenses, non-taxable court costs, expert witness fees, investigation fees, administration costs, and other costs incurred in such Proceeding, in addition to any relief to which such party may be entitled.

12.14      No Waiver

Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party on behalf of the Company; (b) a waiver given by a party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a party will (i) waive or otherwise affect any obligation of that party or (ii) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.15      Notices

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a party may designate by notice to the other parties):

The Company:		National Investment Managers, Inc.
485 Metro Place South, Suite 275
Dublin, OH 43017
Attention: Steven J. Ross, Chief Executive Officer
Fax no.:
E-mail address: sross@nivm.com

with a copy to:		Dinsmore & Shohl LLP
255 E. Fifth Street, Suite 1900
Cincinnati, Ohio 45202
Attention: Kim M. Lewis, Esq.
Fax no. (513) 977-8141
Email address: Kim.Lewis@dinslaw.com

Merger Corp:		DTE Merger Corp.
191 West Nationwide Boulevard, Suite 600
Columbus, Ohio 43215
	Attention:	Robert M. Eversole, Principal
Nicholas J. Ulrich, Vice President
Fax no.: (614) 246-6035
E-mail address: rmeversole@stonehengepartners.com
njulrich@stonehengepartners.com

with a copy to:	Schottenstein, Zox & Dunn Co., LPA
250 West Street
Columbus, Ohio 43215
Attention: Robert R. Ouellette, Esq.
Fax no.: (614) 222-3472
E-mail address: ouellette@szd.com

12.16      Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.17      Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.18      Counterparts and Electronic Signatures

(a)           This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.

(b)           A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes.  The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

MERGER CORP:

DTE MERGER CORP.,
a Florida corporation

By:
Name:
Title:

THE COMPANY:

NATIONAL INVESTMENT MANAGERS, INC.,
a Florida corporation

By:
Name:
Title:

Signature Page to
Agreement and Plan of Merger

Schedule 2.9(a)

Distribution of Merger Consideration

The Merger Consideration less the Closing Disbursements (the “Shareholder Proceeds”) will be distributed by the Exchange Agent as follows:

(a)           First, the holders of the Series A Preferred Stock will receive its Stated Value of $.50 per share (the “Series A Consideration”); and

(b)           Second, the holders of the Common Stock will receive 12% of the Shareholder Proceeds remaining after payment of the Series A Consideration; and the 88% balance of such remaining Shareholder Proceeds (the “Junior Preferred Consideration”) will be distributed to the holders of the Junior Preferred Stock.

(c)           The Junior Preferred Consideration will be distributed among the respective Series of Junior Preferred Stock as follows:

(i)            25.77% to the holders of the Series B Preferred Stock;

(ii)           28.83% to the holders of the Series C Preferred Stock;

(iii)          26.49% to the holders of the Series D Preferred Stock; and

(iv)          18.91% to the holders of the Series E Preferred Stock.

Within each such Series, the distribution will be ratable in accordance with the number of shares of such Series held by each holder thereof.  Solely for purposes of this Schedule 2.9(a), CCM Master Qualified Fund LTD and CCM SPV II LLC will be deemed to own 83,333 shares of Series C Preferred Stock in addition to the Series C Preferred Stock actually held by them.